Exhibit 2.2

Certain information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the company if publicly disclosed. [***] indicates the redacted confidential portions of this exhibit.

Integration and Transition Services Agreement

Dated 22 November 2021

BHP Group Limited

Woodside Petroleum Ltd

Integration and Transition Services

Agreement

Contents

Details		1

General terms		2

1	Definitions and interpretation	2
1.1	Definitions	2
1.2	Interpretation	8
1.3	Interpretation of inclusive expressions	9
1.4	Business Day	9

2	Group Members	9

3	Term and termination	10

3.1	Term	10
3.2	Early termination	10
3.3	Effect of termination	11
3.4	Right to terminate	11

4	Compliance / relationships	11

5	Digital Solution	11

6	Objectives	12

7	Governance	12

7.1	Integration Steering Committee	12
7.2	Integration Management Office	13

8	Integration Plan	15

9	Delays	15

9.1	Notification of Delays	15
9.2	Excusing Events	16
9.3	Extensions of time under the Integration Plan due to Delays	17
9.4	BHP Delays	17
9.5	Woodside Delays	18
9.6	Critical Separation Activities	19

Integration and Transition Services Agreement	i

10	Integration Budget	19

11	Separation Activities	20

12	Synergy Opportunities	22

13	Access to People	22

14	Transition Services	23

14.1	Performance of Transition Services	23
14.2	Extension of Transition Service Term	23
14.3	Location of Transition Services	24
14.4	Additional Transition Services	24
14.5	Standards of Transition Services	25
14.6	Ability to perform Transition Services	25
14.7	Breach of Service Standards	26
14.8	Manner of provision of the Transition Services	27
14.9	Transition Service Fees	27
14.10	Woodside obligations	28
14.11	Suspension or cessation of Transition Services	28
14.12	Requirement for reverse transition services	29

15	Third Parties	29
15.1	Third Party Approvals	29
15.2	Indemnity in respect of Third Party Suppliers	30

16	Competition law compliance	31

17	Sub-contracting	31

18	Intellectual Property Rights	32

19	Force majeure	33

19.1	Definition of Force Majeure Event	33
19.2	Suspension of obligations	33
19.3	Fees and costs	34

20	Changes	34

20.1	Pre-Completion Changes	34
20.2	After Completion Changes	35

21	Invoicing	36

21.1	Invoices and payment of Transition Service Fees	36
21.2	Invoicing and payment of Agreed Costs	36
21.3	Disputed Tax Invoices	36

22	General liability under ITSA	37

22.1	Allocation of liability for Personnel prior to Completion	37
22.2	Allocation of liability for death or injury of Personnel on BHP property	37

Integration and Transition Services Agreement	ii

22.3	Allocation of liability for death or injury of Personnel on Woodside property	37
22.4	BHP liability	37
22.5	Consequential Loss	39
22.7	Mitigation of loss	39

23	Dispute Resolution	39

24	Confidentiality	40

25	Privacy	42

25.1	Privacy Compliance	42
25.2	Data Incidents	42

26	Taxes	43

26.1	General obligations	43
26.2	Withholding Tax	43

27	Data and data access	43

28	Information Security	46

28.1	Acknowledgement	46
28.2	Woodside access to BHP Systems	47
28.3	BHP access to Woodside Systems	47
28.4	Protection of Systems accessed by the Parties	47

29	Notices	48

29.1	Form of Notice	48
29.2	How Notice must be given and when Notice is received	48
29.3	Notice must not be given by electronic communication	49

30	General	49

30.1	Costs and expenses	49
30.2	GST	49
30.3	Governing Law	50
30.4	Service of process	50
30.5	No merger	50
30.6	Invalidity and enforceability	50
30.7	Waiver	50
30.8	Variation	51
30.9	Assignment of rights	51
30.10	No Third Party beneficiary	51
30.11	Further action to be taken at each Party’s own expense	51
30.12	Entire agreement	51
30.13	Counterparts	51
30.14	Relationship of the Parties	51
30.15	Exercise of rights	51
30.16	Anti-corruption and trade controls compliance	52

Schedule 1	Integration Plan	54

Schedule 2	Integration Budget	56

Schedule 3	Form of Transition Service Schedule	57

Schedule 4	Transition Services identified as at the Execution Date	59

Integration and Transition Services Agreement	iii

Integration and Transition Services Agreement	iv

Integration and Transition Services Agreement

Details

Parties

BHP	Name	BHP Group Limited

	ACN	004 028 077

	Address	Level 18, 171 Collins Street, Melbourne, Victoria, 3000

Woodside	Name	Woodside Petroleum Ltd

	ACN	004 898 962

	Address	‘Mia Yellagonga’, 11 Mount Street, Perth, Western Australia, 6000

Recitals	A On 17 August 2021, the Parties entered into the MCD whereby each Party committed to pursue the Transaction

B On the Execution Date, the Parties have also entered into the Sale Agreement as contemplated by the MCD to implement the Transaction.

C The Parties enter into this Integration and Transition Services Agreement as contemplated by the MCD to set out the terms upon which:

(a)   each Party will undertake activities in preparation for, and in order to support, the integration of the Target Group and Target Petroleum Business into the Woodside Group on and from Completion; and

(b) the Transition Services will be provided to the Woodside Group for an agreed period on and from Completion.

Integration and Transition Services Agreement	1

Integration and Transition Services Agreement

General terms

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this agreement are set out below.

Affected Obligations has the meaning given in clause 19.2.

Agreed Costs means the costs specified in Schedule 6.

Applicable Anti-Bribery and Corruption Laws means the Criminal Code Act 1995 (Cth), the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth), the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (which entered into force on 15 February 1999) and the Convention’s commentaries, and other such Conventions including the United Nations against Corruption (which entered into force on 14 December 2005), or any other applicable legislation or regulation relating to anti-bribery or anti-corruption (governmental or commercial).

Applicable Trade Controls Laws means any sanctions, export control, or import laws, or other regulations, orders, directives, designations, licenses, or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the EU, EU Member States, Switzerland, the United Nations or United Nations Security Council and also includes U.S. anti-boycott laws and regulations.

BHP Charging Methodology means the principles in accordance with which the Parties must agree the Transition Service Fees, as set out in Schedule 7.

BHP Data means all data, information and other materials (whether or not Confidential Information) relating to BHP or any BHP Group Member, and its and their operations, facilities, customers, Personnel, assets, services, products, sales and transactions, in whatever form such information may exist from time to time, except to the limited extent such data, information or material relates solely and exclusively to a Target Group Member or to the Target Petroleum Business.

BHP Group means BHP and BHP Group Plc and any of their Related Bodies Corporate (which prior to Completion, includes the Target Group), and BHP Group Member means any member of the BHP Group.

BHP Systems means the Systems used by the BHP Group in connection with the provision of any of the Transition Services and System Services or performance of the Integration Activities.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Melbourne, Australia.

Carry-over Plan has the meaning given in clause 11(h).

Carry-over Separation Activities means any Separation Activities (other than Systems Separation Activities) that are not completed on or prior to Completion.

Integration and Transition Services Agreement	2

Carry-over Transition Services has the meaning given in clause 11(h)(ii).

Competition and Consumer Act means the Competition and Consumer Act 2010 (Cth).

Completion has the meaning given in the Sale Agreement.

Completion Date has the meaning given in the Sale Agreement.

Confidential Information has the meaning given in clause 24(a).

Confidentiality Deed means the confidentiality deed between the Target and Woodside dated 28 April 2021, as amended and/or restated from time to time.

Consequential Loss means loss or damage which does not fairly and reasonably arise naturally from the relevant breach, including:

(a)	loss of profit;

(b)	loss of expected savings;

(c)	opportunity costs;

(d)	loss of business (including loss or reduction of goodwill);

(e)	damage to reputation; and

(f)	loss or corruption of data.

Corporations Act means the Corporations Act 2001 (Cth).

COVID-19 means the coronavirus disease identified by the World Health Organisation on 11 February 2020 as COVID-19 and declared a pandemic by the World Health Organisation on 11 March 2020.

Data Privacy Laws means:

(a)	the Privacy Act 1988 (Cth), including the Australian Privacy Principles contained in that Act; and

(b)	any other applicable Laws relating to the collection, use, disclosure, storage or granting of access rights to Personal Information.

Defaulting Party has the meaning given in clause 3.2(a).

Delay has the meaning given in clause 9.1(b).

Entity includes a natural person, a body corporate, a partnership, a trust and the trustee of a trust.

Execution Date means the date of this agreement.

Force Majeure Event has the meaning given in clause 19.1.

Government Agency means any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity (including any stock or other securities exchange), or any minister of the Crown in right of the Commonwealth of Australia or any State, and any other federal, state, provincial, or local government, whether foreign or Australian that has duly authorised authority in the jurisdictions in which the Target Group operates or from which Transition Services are provided.

Integration and Transition Services Agreement	3

Group Member means a BHP Group Member or a Woodside Group Member (as applicable).

Initial Transition Service Term means for each Transition Service, the period commencing on the Completion Date and continuing for the term set out for that Transition Service in the Transition Service Schedule, such period not to exceed 3 months.

Integration Activities are those activities described in the Integration Plan, as may be further mutually developed and refined in accordance with this agreement, to be undertaken from the Execution Date until Completion, with costs to be allocated in accordance with the ‘integration cost’ allocation in paragraph (c) of Schedule 7 of the Sale Agreement, to integrate the Target Group and Target Petroleum Business into the Woodside Group. For the avoidance of doubt, Integration Activities:

(a)	exclude Separation Activities, Systems Services and Transition Services; and

(b)	only involve planning and scoping activities, and must always be limited to the extent permitted by the Protocols.

Integration Budget means the budget for Integration Activities set out in Schedule 2, as may be updated by the Parties from time to time in accordance with clause 20.1 of this agreement.

Integration Management Office means the office described in clause 7.2(a).

Integration Objectives means the objectives described in clause 6.

Integration Plan means the current working plan set out in Schedule 1, as will be developed and agreed between the Parties pursuant to clause 8(b) and as may be updated by the Parties from time to time in accordance with clause 20.1 of this agreement.

Integration Steering Committee means the committee described in clause 7.1.

Intellectual Property Rights means all intellectual property rights and interests throughout the world, whether registered or unregistered including:

(a)

trade marks, designs, patents, inventions, semi-conductor, circuit and other eligible layouts, copyright and analogous rights, trade secrets, know how, processes, concepts, and all other intellectual property rights as defined in Article 2 of the Convention establishing the World Intellectual Property Organization of 14 July 1967, as amended from time to time; and

(b)	any application or right to apply for registration of any of the rights referred to in paragraph (a).

Law means all present and future laws, regulations, codes, ordinances, local laws, by-laws, orders, judgments, licences, rules, permits and requirements of all Government Agencies applicable in any jurisdiction in which activities contemplated by this agreement take place.

Linked Transition Service means a Transition Service which is dependent on the continued provision of another Transition Service, as identified in each applicable Transition Service Schedule.

Integration and Transition Services Agreement	4

Longstop Date means the date that is 12 months after Completion.

Maintenance means any maintenance of any of the BHP Systems deemed necessary by the BHP Group in its sole discretion (acting reasonably), including any maintenance:

(a)	in response to an emergency; or

(b)

which is being carried out for one or more members of the BHP Group (including the Other BHP Entities) that are receiving services that are the same as or similar to the Transition Services or that are delivered using the BHP Systems used to deliver the Transition Services.

Material Condition means:

(a)	a Party’s obligations with respect to Confidential Information;

(b)	a Party’s obligations with respect to Intellectual Property Rights; and

(c)	Woodside’s obligation to pay properly due and payable Transition Service Fees that are not the subject of a bona fide dispute in accordance with clause 21.1(c).

MCD means the Merger Commitment Deed between BHP Group Limited (ACN 004 028 077) and Woodside Petroleum Ltd (ACN 004 898 962) dated 17 August 2021.

New Transition Services means any services, tasks, activities or functions (including those that are incidental to the Transition Services) which were not provided by BHP or any other BHP Group Member (as relevant) in respect of the Target Petroleum Business in the 12 month period immediately preceding the Execution Date.

Omitted Transition Services means any services, tasks, activities or functions which were provided by BHP or any other BHP Group Member in respect of the Target Petroleum Business in the 12 month period immediately preceding the Execution Date and those services, tasks, activities or functions were performed in the ordinary course of operating the Target Petroleum Business (rather than responding to one-off events) and which are requested by Woodside under clause 14.4(a) not less than 30 days prior to the Completion Date.

Other BHP Entities means BHP Group Members that are not Target Group Members.

Party means each of BHP and Woodside.

Personal Information means information or an opinion about an identified individual or an individual who is reasonably identifiable.

Personnel of a person means:

(a)	the officers, employees, contractors, and agents of that person; and

(b)	any of that person’s Related Bodies Corporate, subcontractors or service providers,

but in the case of:

(c)	Woodside, excludes BHP, the personnel of BHP and BHP’s Related Bodies Corporate; and

Integration and Transition Services Agreement	5

(d)	BHP, excludes Woodside, the personnel of Woodside and Woodside’s Related Bodies Corporate.

PPSA has the meaning given in the Sale Agreement.

Prevented Party has the meaning given in clause 19.2.

Protocols means the Information Disclosure Protocols agreed between the Target and Woodside dated 8 July 2021 and other protocols with respect to the sharing and management of information as may be agreed by the Parties.

Related Bodies Corporate means has the meaning set out in section 50 of the Corporations Act, except that the term “body corporate” in that term includes any Entity (other than a natural person) and the term “subsidiary” where used in that section has the meaning given to it in the Corporations Act, but so that:

(a)

an Entity will also be taken to be a subsidiary of another Entity if it is controlled by that Entity pursuant to section 50AA of the Corporations Act, but disregarding for this purpose section 50AA(4);

(b)	a trust may be a subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share; and

(c)	an entity may be a subsidiary of a trust if it would have been a subsidiary if both that entity and the trust were a corporation,

and in respect of BHP, each of:

(d)

BHP Group Plc and its Related Bodies Corporate (determined by operation of the remainder of this definition of “Related Bodies Corporate”) will be Related Bodies Corporate of each of BHP and its Related Bodies Corporate (determined by operation of the remainder of this definition of “Related Bodies Corporate”); and

(e)

BHP and its Related Bodies Corporate (determined by operation of the remainder of this definition of “Related Bodies Corporate”) will be Related Bodies Corporate of each of BHP Group Plc and its Related Bodies Corporate (determined by operation of the remainder of this definition of “Related Bodies Corporate”).

Resource means any Personnel, sites, facilities, Systems, software, source code materials, hardware, telecommunications, equipment, management systems, tools, methodologies, contracts, procedures and other resources necessary to perform any of the Transition Services.

Sale Agreement means the share sale agreement in respect of the Transaction entered into on the Execution Date.

Separation Activities means the activities that are necessary to separate the Target Group from the BHP Group Systems and BHP management systems prior to integration of the Target Group into the Woodside Group, and includes the Systems Separation Activities but excludes the Systems Services.

Service Failure has the meaning given in clause 14.7(a).

Service Standards means a standard reasonably equivalent and consistent with the standard to which BHP, or the relevant Third Party Supplier, supplied a service which was equivalent to the relevant Transition Service to the Target Petroleum Business on average during the 12 month period prior to the Execution Date.

Integration and Transition Services Agreement	6

Substitute Supplier means a provider of a service that operates independently of the BHP Group that is a substitute for a Transition Service.

Synergy Opportunities has the meaning given in clause 12.

System and Data Access Protocols means the protocols set out in Schedule 8.

Systems means the information technology systems and services used, accessed or supplied by a Party or any of its Related Bodies Corporate or its or their Personnel in connection with the provision or receipt of the Transition Services or the Systems Services or the performance of the Integration Activities under this agreement.

Systems Separation Activities has the meaning given in Schedule 5.

Systems Services has the meaning given in Schedule 5.

Target means BHP Petroleum International Pty Ltd (ACN 006 923 897).

Target Group has the meaning given in the Sale Agreement, and Target Group Member means any member of the Target Group.

Target Petroleum Business has the meaning given in the Sale Agreement.

Taxes means all taxes, levies, charges, contributions and imposts (and any interest or penalties thereon) levied or assess by any Government Agency.

Term has the meaning given in clause 3.1(a).

Third Party means a person other than Woodside, BHP and their respective Related Bodies Corporate.

Third Party Agreement means an agreement or arrangement under which a Third Party provides any Resources or services which relate to or are used in the course of providing any Transition Services.

Third Party Supplier means a Third Party that is party to a Third Party Agreement.

Transaction has the meaning given in the Sale Agreement.

Transition Service means a service to be provided by the BHP Group to the Woodside Group on a transitional basis on and from Completion, as set out in a Transition Service Schedule and includes any New Transition Services, Omitted Transition Services or Carry-over Transition Services.

Transition Service Fee means the amount payable for a Transition Service as agreed by the Parties under clause 14.9(a) or clause 11(l)(ii) and included in the applicable Transition Service Schedule, as may be varied in accordance with clause 14.9(c) or clause 20 of this agreement (as applicable).

Transition Service Schedule means the template in Schedule 3 as developed and agreed in accordance with clause 14.1(c) for each Transition Service.

Transition Service Term means in respect of each Transition Service, the period commencing on the Completion Date (or such later date as may be specified in the applicable Transition Service Schedule) and continuing for the period specified for that Transition Service in the Transition Service Schedule (unless terminated earlier or extended in accordance with the terms of this agreement).

Integration and Transition Services Agreement	7

Woodside Data means all information, data and other materials (whether or not Confidential Information) relating solely and exclusively to Woodside or any Woodside Group Member (including in relation to the Woodside Group’s interest in any joint ventures in which they are participants) whether in electronic or physical form which are received by BHP or a BHP Group Member, created by or on behalf of BHP (including by any other BHP Group Member) for Woodside, or otherwise held, stored, acquired, accessed or processed by BHP or any other BHP Group Member on behalf of Woodside, in each case, directly in the course of the performance of BHP’s obligations under this agreement.

Woodside Group means Woodside and all of its Related Bodies Corporate (which following Completion includes the Target Group), and Woodside Group Member means any member of the Woodside Group.

Woodside Systems means the Systems (excluding BHP Systems and the Ringfenced System, and including the Initial-State Clone) used by Woodside Group in connection with the performance of the Integration Activities and the receipt and use of the Transition Services and Systems Services.

1.2	Interpretation

In this agreement:

(a)	headings and bold type are for convenience only and do not affect the interpretation of this agreement;

(b)	the singular includes the plural and the plural includes the singular;

(c)	words of any gender include all genders;

(d)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(e)

an expression importing a person includes any company, partnership, joint venture, association, corporation, limited liability company or other body corporate and any Government Agency, as well as an individual;

(f)	a reference to a clause, schedule or attachment, is a reference to a clause of or schedule or attachment to this agreement, and this agreement includes any schedule and attachment;

(g)	a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them;

(h)	a reference to a document (including this agreement) includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to a party to a document includes that party’s successors and permitted assignees;

(j)	a reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(k)	no provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision;

Integration and Transition Services Agreement	8

(l)	a reference to a body (including an institute, association or authority), other than a party to this agreement, whether statutory or not:

(i)	which ceases to exist; or

(ii)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(m)	a reference to ‘A$’ or ‘Australian dollar’ is to the lawful currency of Australia and a reference to ‘US$’, ‘US dollar’, is to the lawful currency of the United States of America;

(n)	a reference to any time, unless otherwise indicated, is to the time in Melbourne, Australia;

(o)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(p)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(q)	if an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(r)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1, has the same meaning when used in this agreement.

1.3	Interpretation of inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Group Members

(a)	Subject to the terms of this agreement:

(i)	BHP must, to the extent that any of its obligations are performed by a BHP Group Member, procure that each relevant BHP Group Member complies with BHP’s relevant obligations under this agreement; and

(ii)

Woodside must, to the extent that any of its obligations are performed by a Woodside Group Member, procure that each relevant Woodside Group Member complies with Woodside’s obligations under this agreement.

(b)	Each of BHP and Woodside respectively agrees that:

(i)

each of their respective Group Members from time to time has the benefit of all clauses of this agreement which are expressed to be, or by their nature are, for the benefit of the Group Member or a director or officer of the Group Member (as the case may be) and each of BHP and Woodside respectively may enforce those clauses for the benefit of each of its respective Group Members;

Integration and Transition Services Agreement	9

(ii)

none of their respective Group Members (other than the relevant Party to this agreement) may bring any claim, action or proceeding against any Group Member of the other Party in relation to this agreement and they each must procure that their respective Group Members comply with this clause 2(b)(ii); and

(iii)	each of BHP and Woodside (Indemnifying Party) indemnifies the other for any liabilities incurred by any of the other Party’s Group Members due to a breach of clause 2(b)(ii) by the Indemnifying Party.

3	Term and termination

3.1	Term

(a)	This agreement commences on the Execution Date and continues, subject always to clause 3.1(b), in force until the earlier of the following events:

(i)	the last Transition Service Term expires;

(ii)	the completion of the Systems Separation Activities, Systems Services and the Parties’ respective obligations under the Separation & Migration Plan; or

(iii)	termination of this agreement,

(the Term).

(b)	The parties acknowledge and agree that the Term cannot in any circumstance continue beyond the Longstop Date.

3.2	Early termination

This agreement, and the Parties’ obligations under it, will terminate:

(a)	where, after Completion, a Party is in default of a Material Condition (Defaulting Party) if:

(i)

the non-defaulting Party has first given written notice to the Defaulting Party setting out the details of the default and specifying a reasonable cure period (which must be at least 10 Business Days) within which the Defaulting Party must remedy, or to the extent that the default is not capable of being remedied, carry out reasonable activities to prevent the recurrence of, the default of the relevant Material Condition; and stating an intention to terminate this agreement should the circumstances in clause 3.2(a)(ii) apply; and

(ii)

within the cure period specified in the notice provided under clause 3.2(a)(i) or such other time period as agreed by the Parties, the Defaulting Party has failed to remedy, or to the extent that the default is not capable of being remedied, carry out reasonable activities to prevent the recurrence of, the relevant default; or

Integration and Transition Services Agreement	10

(b)	on the date of termination of the Sale Agreement (including where the Conditions (as that term is defined in the Sale Agreement) failed to be satisfied or, where permitted, waived).

3.3	Effect of termination

If this agreement is terminated under clause 3.2 and otherwise on expiry of this agreement:

(a)

each Party will be released from its obligations under this agreement, except that this clause 3.3, and clauses 1, 2, 15.2, 18, 21, 22, 24, 23, 25, 26, 27, 29 and 30 will survive termination or expiry and remain in force;

(b)	each Party will retain the rights it has or may have against the other Party in respect of any past breach of this agreement; and

(c)	in all other respects, all future obligations of the Parties under this agreement will immediately terminate and be of no further force and effect.

3.4	Right to terminate

Subject to clause 3.2(a), where a Party has a right to terminate this agreement, that right for all purposes will be validly exercised if the Party delivers a notice in writing to the other Party stating that it terminates this agreement and the provision under which it is terminating the agreement.

4	Compliance / relationships

(a)

Other than the obligations on a Party to perform the Integration Activities, Separation Activities, Systems Services and Transition Services, nothing in this agreement requires any Party to act at the direction of the other or imposes any obligation on any Party to conduct their respective businesses in accordance with any direction or representation made by the other.

(b)

The Parties acknowledge that their obligations under this agreement shall be subject to the Confidentiality Deed, the Protocols and all Laws (including competition laws) or requirements of any Government Agency that apply (in the case of Laws) or have duly authorised authority (in the case of a Government Agency) in the jurisdictions in which the Target Group operates or from which Transition Services are provided.

(c)	Nothing in this agreement constitutes the relationship of a partnership or joint venture between the Parties.

5	Digital Solution

The Parties must comply with their obligations under Schedule 5.

Integration and Transition Services Agreement	11

6	Objectives

(a)

The Parties acknowledge and agree that the Integration Activities, Transition Services and Separation Activities (including the planning, refinement and coordination of the Integration Plan, Integration Budget and Integration Activities and agreeing and documenting the final Transition Services and Separation Activities) will be undertaken with the shared intention, subject always to strict compliance with the Protocols and all Laws, including competition laws, to facilitate the achievement of the following objectives:

(i)	in respect of each of the BHP Group and Woodside Group, seek to ensure uninterrupted operations and developments and minimise disruptions;

(ii)	maximise certainty as to operating methodologies in the Woodside Group following Completion to ensure no compromise to safety, environment or asset performance;

(iii)	seek to provide clarity for BHP and Woodside Personnel on terms, roles and reporting lines;

(iv)	seek to identify Synergy Opportunities for Woodside to improve efficiency and reduce costs of the Woodside Group following Completion;

(v)	seek to identify best practices for the Woodside Group to consider and adopt following Completion drawing from experiences of both the BHP Group and the Woodside Group;

(vi)	minimise the need for Transition Services after Completion;

(vii)	maximise independence of the Target Group from the BHP Group as at Completion in order to enable Woodside as far as practicable to realise an integrated Woodside Group on and from Completion;

(viii)	seek to enable Woodside Group to be in a position, following Completion, to maximise the returns from its existing and developing assets; and

(ix)	identify governance and reporting arrangements that will support the Woodside Board decision making following Completion.

(b)

The objectives set out in clause 6(a) do not expand the scope of the Parties’ obligations under this agreement or alter the meaning of the express terms of this agreement. However, if any term of this agreement is ambiguous (including in determining whether a Party is acting in good faith) then the objectives set out in clause 6(a) will be used as the primary reference for determining the intention of the Parties.

7	Governance

7.1	Integration Steering Committee

(a)	The Parties must establish an Integration Steering Committee to operate for the period commencing on the Execution Date and concluding on the Completion Date that will be comprised of:

(i)	for Woodside, the Chief Executive Officer, Woodside; and

(ii)	for BHP, the President of Petroleum, BHP,

or their respective authorised delegates.

Integration and Transition Services Agreement	12

(b)	The Integration Steering Committee must meet at least fortnightly or at such other interval as agreed between the Parties.

(c)	The Integration Steering Committee has overall responsibility for:

(i)	oversight of Integration Activities and approval of changes to the Integration Plan;

(ii)	approving or rejecting recommendations made by the Integration Management Office;

(iii)	approving any Changes to the Integration Budget;

(iv)	determining disputes escalated to the Integration Steering Committee by the Integration Management Office pursuant to clause 7.2(c); and

(v)

considering and determining any other key material decisions and recommendations which are referred to the Integration Steering Committee by the Integration Management Office pursuant to clause 7.2(e).

(d)

The Integration Steering Committee must use its reasonable endeavours to make decisions by unanimous agreement, and may escalate matters to the Chairpersons of BHP and Woodside for unanimous agreement between the Chairpersons where necessary. If the Integration Steering Committee (including following escalation to the Chairpersons, where applicable) is not able to reach a unanimous decision in respect of:

(i)

subject always to clause 7.1(e), an Integration Activity only, where the decision relates to the structure, activities, governance or operation of the Woodside Group after Completion then that decision may be made by the Chief Executive Officer, Woodside; and

(ii)

any other matters under or relating to this agreement (including, for the avoidance of doubt, matters relating to or that may impact upon the Transition Services, Systems Services or Separation Activities), then the Integration Steering Committee must escalate that decision in accordance with the dispute resolution process set out in clause 23.

(e)

For the avoidance of doubt, it is agreed that where a decision is made by the Chief Executive Officer, Woodside, pursuant to clause 7.1(d)(i) that has a potential consequential impact on Separation Activities, Systems Services, Transition Services or the ordinary operation of the Other BHP Entities’ businesses, then that decision of itself will not be binding on the BHP Group and will have no impact on BHP’s rights or obligations in respect of those activities, services or operations, and BHP is relieved from the obligation to perform its relevant obligations under this agreement in respect of those activities, services or operations to the extent that they are so impacted.

7.2	Integration Management Office

(a)

The Parties must establish an Integration Management Office to operate for the period commencing on the Execution Date and concluding on the Completion Date, comprised of the following roles (in Houston or Perth), with each Party identifying a person nominated in each role:

(i)	Integration Director;

Integration and Transition Services Agreement	13

(ii)	Integration Manager; and

(iii)	Integration Coordinator.

(b)

Subject to clause 7.2(e), the Integration Management Office (lead by the Integration Directors) will, from the Execution Date until Completion, have day-to-day responsibility for matters associated with:

(i)	the planning, coordination, development and maturation and of the Integration Plan, Integration Budget and Integration Activities; and

(ii)	the planning, development and maturation of the scope of Transition Services in accordance with clause 14.1(c).

(c)

The Integration Management Office must use its reasonable endeavours to make decisions by way of unanimous agreement between the Integration Directors. If the Integration Directors are not able to reach a unanimous decision in respect of a matter, then the Integration Management Office must escalate that decision for resolution by the Integration Steering Committee.

(d)

The Parties must, through the Integration Management Office, implement and manage all administrative processes (including but not limited to the Protocols) required for the efficient and effective performance of the Integration Plan, Integration Budget and Integration Activities and as may be required to comply with legal or other regulatory obligations or otherwise as agreed by the Parties.

(e)

The Integration Management Office will make recommendations to the Integration Steering Committee with respect to key material decisions relating to the Integration Plan, Integration Budget and Integration Activities and as otherwise required by this agreement or directed by the Integration Steering Committee.

(f)

The Integration Management Office will meet twice weekly (or as otherwise agreed by the Integration Directors). The position of chair will rotate weekly, and the Integration Director that is not the chair in any week will be the deputy chair in that week.

(g)

On the Execution Date, the Integration Directors must identify and make available, including for attendance at Integration Management Office meetings as required, representatives from their respective organisations to assist the Integration Management Office with planning and performing Integration Activities in agreed key business areas and for identified and agreed workstreams (Business and Workstream Representatives). A representative will be identified from each of BHP and Woodside (in their discretion for their own representatives) for each business area and workstream. Additional representatives may be added by the Parties as required from time to time.

(h)	[***].

Integration and Transition Services Agreement	14

(i)

The Integration Management Office must report monthly to the Integration Steering Committee or as otherwise required by the Integration Steering Committee on all matters relating to the Integration Plan, Integration Budget, Integration Activities and the planning and development of Transition Services, including but not limited to:

(i)	any updates and amendments to the Integration Plan and Integration Budget;

(ii)	progress of the Integration Activities;

(iii)	costs incurred as against the Integration Budget; and

(iv)	any Changes being considered or which have been agreed by the Integration Management Office under clause 20.1.

8	Integration Plan

(a)	On and from the Execution Date until the Completion Date the Parties must:

(i)	perform or procure the performance of their respective obligations under the Integration Plan in accordance with the terms of this agreement and the Integration Plan; and

(ii)	use their respective reasonable endeavours to meet the timetable set out in the Integration Plan and meet all milestones in the Integration Plan.

(b)

The Parties acknowledge and agree that the current working version of the Integration Plan included in Schedule 1 as at the Execution Date will continue to be further developed, refined and matured by the Integration Management Office on and from the Execution Date until the Completion Date to articulate all Integration Activities to be undertaken during the following three phases:

(i)	from the Execution Date to the Completion Date (limited to planning and scoping activities);

(ii)	on the Completion Date; and

(iii)	following the Completion Date (noting that, in this period, Integration Activities are to be undertaken solely by Woodside).

(c)

The Parties acknowledge and agree that BHP has no responsibilities or obligations to, and will not undertake any Integration Activities on and from Completion, and that prior to Completion the Target Group and Target Petroleum Business will continue to operate separately from, make separate independent business decisions from, and compete with the Woodside Group.

(d)	The Parties must, through the Integration Management Office, regularly review progress against the Integration Plan prior to Completion.

9	Delays

9.1	Notification of Delays

(a)

Each Party must use its reasonable endeavours to anticipate and avoid delays or failures in the performance of their respective obligations relating to the Integration Activities and the Transition Services, and, in the case of BHP, to the Separation Activities and Systems Services.

Integration and Transition Services Agreement	15

(b)

If BHP or Woodside (Delaying Party) becomes aware of an actual or impending delay or failure in successfully achieving any of its obligations in respect of the Integration Activities or the Transition Services, (a Delay), it must promptly (and in any event within 10 Business Days of becoming aware of the Delay), give the other party (Other Party) a written notice that specifies:

(i)	the nature of the Delay;

(ii)	the cause of the Delay (including any Excusing Events);

(iii)	the likely impact of the Delay on the Delaying Party’s compliance with the timing and other relevant aspects of this agreement; and

(iv)	any extension of time requested.

(c)	The Parties must use their reasonable endeavours to mitigate and minimise the effects of any Delays and Excusing Events.

(d)	If reasonably required by the Other Party, the Delaying Party must as soon as reasonably practicable:

(i)	develop a draft action plan to overcome or mitigate the cause and effect of that Delay; and

(ii)	submit the draft action plan to the Other Party for approval.

(e)	If a Delaying Party is required to develop an action plan in accordance with clause 9.1(d), the Delaying Party must ensure that the action plan specifies (in reasonable detail):

(i)	the actions that will be implemented by the Delaying Party to overcome or mitigate the cause and effect of the Delay;

(ii)	a timeline for the implementation of the action plan; and

(iii)	any other content reasonably requested by the Other Party.

(f)	The Delaying Party must:

(i)	update the draft action plan to address any amendments reasonably requested by the Other Party at any time; and

(ii)	implement the action plan once the Other Party has approved that plan in writing.

9.2	Excusing Events

A Delaying Party will not be in breach of this agreement, and is not liable for a Delay, to the extent that the Delay was, or will be, directly caused or contributed to by:

(a)	any act or omission of the Other Party (or the Other Party’s Group Members) including:

Integration and Transition Services Agreement	16

(i)	any failure by the Other Party to comply with its obligations under this agreement (including failures to provide inputs, dependencies or meet the Integration Plan timetable); or

(ii)	a Delay of the Other Party;

(b)	any act or omission of any Third Party engaged by the Other Party (or any of the Other Party’s Group Members); or

(c)	a Force Majeure Event,

(each an Excusing Event).

9.3	Extensions of time under the Integration Plan due to Delays

(a)	Where a Delay occurs, the Other Party must consider in good faith any extensions to the Integration Plan timetable or other actions which are reasonably requested by the Delaying Party.

(b)

Any extensions to the Integration Plan timetable as a result of a Delay must be agreed in writing between BHP and Woodside. A party will not unreasonably withhold consent to a reasonable extension to the extent that the Delay was, or will be, directly caused or contributed to by an Excusing Event which materially affects the Delaying Party’s ability to deliver to the Integration Plan timetable.

(c)	Where an extension is agreed pursuant to this clause 9.3, BHP and Woodside must promptly update the Integration Plan (if applicable) to reflect the changes to the timetable as a result of the Delay.

9.4	BHP Delays

(a)	If:

(i)	a Delay notified under clause 9.1(b) is caused by BHP; and

(ii)	the particular Delay causes:

(A)	the commencement of a Transition Service to be delayed by; or

(B)	a requirement for a Transition Service to continue to be provided for longer than the applicable Transition Service Term contemplated under this agreement, for,

at least 30 days (and provided that such impact must in each case be reasonably capable of substantiation by Woodside); and

(iii)	there are no:

(A)	subsisting breaches of Woodside’s obligations under this agreement;

(B)	Changes to the Integration Activities or Transition Services implemented or requested by Woodside;

(C)	waivers or approvals provided by Woodside; or

(D)	Excusing Events,

which contributed to the Delay,

Integration and Transition Services Agreement	17

then, subject always to clause 3.1(b), where such Delay is unable to otherwise be mitigated or resolved by the Parties (as agreed by the Parties, acting reasonably) such that there is no requirement for an extension to the relevant Transition Service Term, then as Woodside’s sole and exclusive remedy for that Delay Woodside is entitled to an extension of the Transition Service Term for any Transition Service affected by that Delay equal to the period of the Delay, on the same terms applicable to that Transition Service as at the time of the Delay (and for the avoidance of doubt Woodside will remain entitled to further exercise its right to extend an Initial Transition Service Term pursuant to clause 14.2(a)).

(b)	If:

(i)	a Delay results in an extension of a Transition Service Term pursuant to and in accordance with clause 9.4(a); and

(ii)

Woodside has, as at the date on which that applicable Delay is notified, already engaged a Substitute Supplier to provide a substitute service that is intended to replace the Transition Service which is now to be extended pursuant to clause 9.4(a); and

(iii)

Woodside has used all reasonable measures to avoid, mitigate and minimise any amounts payable by Woodside to the applicable Substitute Supplier in connection with the relevant substitute service, including to defer the commencement of the relevant service provided by the Substitute Supplier for the period that the applicable Transition Service Term is extended due to this Delay;

then, subject to clause 9.4(d),

(iv)

BHP will pay the sum of the amounts that Woodside is required to pay to the applicable Substitute Supplier in connection with the relevant substitute service, up to a maximum cap of the amount equal to the Transition Service Fees payable by Woodside to BHP during the period that this applicable Transition Service is extended due to that Delay only.

(c)	Woodside acknowledges and agrees that this clause 9.4 sets out Woodside’s sole and exclusive remedy in respect of Delays that are subject to clause 9.4(a).

(d)

Woodside acknowledges and agrees that to the extent that Excusing Events cause or contribute to a Delay that is subject to clause 9.4(a), any liability of BHP under clause 9.4(b) will be proportionately reduced.

9.5	Woodside Delays

(a)	If:

(i)	a Delay notified under clause 9.1(b) is caused by Woodside; and

(ii)

the particular Delay causes the commencement of a Transition Service to be delayed by at least 30 days (and provided that such impact must in each case be reasonably capable of substantiation by BHP); and

(iii)	there are no:

Integration and Transition Services Agreement	18

(A)	subsisting breaches of BHP’s obligations under this agreement;

(B)	Changes to the Integration Activities or Transition Services implemented or requested by BHP;

(C)	waivers or approvals provided by BHP; or

(D)	Excusing Events,

which contributed to the Delay,

then, provided always that no Transition Service Term will be extended in respect of a Delay under this clause 9.5(a), as BHP’s sole and exclusive remedy for that Delay Woodside will pay the sum of all charges, costs or expenses that BHP Group suffers or incurs as a result of that Delay, provided that such amount must not exceed the amount that would be payable by Woodside for the affected Transition Services during the period of the Delay.

9.6	Critical Separation Activities

Nothing in this clause 9, will affect the operation of clause 7.2 of the Sale Agreement or Schedule 5 of this agreement.

10	Integration Budget

(a)

On and from the Execution Date until Completion, in executing the Integration Plan in accordance with clause 8(a), the Parties will use their reasonable endeavours to comply with the Integration Budget, provided that if a Party considers that it will not be able to comply with the Integration Budget then it must comply with clause 10(f).

(b)

During the period from the Execution Date until Completion, each of BHP and Woodside must provide a monthly report to the Integration Management Office, in a form approved by the Integration Steering Committee, showing:

(i)

all internal costs directly and exclusively related to Integration Activities for each Party, including timewriting to the extent that the relevant Party undertakes timewriting in relation to activities forming part of the Integration Activities as at the Execution Date;

(ii)	costs in respect of Third Parties, including consultants, to the extent directly incurred in supporting Integration Activities;

(iii)	amounts that Party has incurred that form part of the Agreed Costs; and

(iv)	a forecast of costs associated with Integration Activities from the date of the report to Completion.

(c)	Any Third Party supporting Integration Activities and whose costs will form part of the Agreed Costs will be engaged only with the consent of both Woodside and BHP.

(d)	If:

Integration and Transition Services Agreement	19

(i)	any Agreed Costs are actually incurred by a Party on and from the Execution Date; and

(ii)	Completion does not occur by the date on which it is scheduled to occur pursuant to the Sale Agreement (as such date may be varied by the Parties),

then the Parties agree to share those costs in the agreed proportions set out in Schedule 6.

(e)	Each Party must use reasonable endeavours to minimise and mitigate the costs of Integration Activities.

(f)

If a Party reasonably anticipates that it will incur costs for Integration Activities in excess of the Integration Budget, it must promptly seek the approval of the Integration Steering Committee, but must continue performing its obligations under the Integration Plan until such time as its costs exceed the Integration Budget by 10%, at which point, if the approval of the Integration Steering Committee has not been obtained to such excess costs, the Party must reduce and minimise its costs to meet the Integration Budget or, to the extent that is not possible, cease performance of the Integration Activities. The Integration Steering Committee may require a Party to explain the basis for the increased costs and/or take reasonable actions to reduce its costs of Integration Activities.

11	Separation Activities

(a)

Subject always to the provisions of Schedule 5, which govern the Systems Separation Activities, BHP will be responsible for the performance of all Separation Activities, and the costs of such Separation Activities will be borne by BHP unless otherwise agreed in writing between the Parties.

(b)	Subject always to the provisions of Schedule 5, which govern the Systems Separation Activities, BHP must:

(i)	use its reasonable endeavours to complete all Separation Activities prior to Completion; and

(ii)	following Completion, complete any Carry-over Separation Activities (if any).

(c)	The Integration Plan must not include Separation Activities or Systems Services and the Integration Budget must not include any costs associated with Separation Activities or Systems Services.

(d)	The Separation Activities and Systems Services must not include any Integration Activities or any costs associated with the Integration Activities.

(e)

Transition Services must not include any Integration Activities (or any costs associated with Integration Activities) or Separation Activities or Systems Services (or costs associated with Separation Activities or Systems Services).

(f)

From 10 January 2022, BHP must provide a regular (not less than monthly and more frequently if reasonably required by the Integration Steering Committee) report to the Integration Management Office on the progress of the Separation Activities.

Integration and Transition Services Agreement	20

(g)

If the Integration Management Office reasonably considers that any Separation Activity is unlikely to be completed by the Completion Date, then the Integration Management Office must meet to discuss the status of that Separation Activity, the impact of any failure to complete it on time and the proposed timeline for the relevant Separation Activity to be completed.

(h)

Where the Parties agree it is required (acting reasonably), then the Integration Management Office must develop and mutually agree a plan (Carry-over Plan) in respect of a Separation Activity identified pursuant to clause 11(g). A Carry-over Plan must identify:

(i)	any necessary changes to the method of carrying out the relevant Separation Activity as a Carry-over Separation Activity following Completion; and

(ii)

any necessary changes to the Transition Services already identified as at that date and any necessary additional Transition Services (Carry-over Transition Services) (if any) which are required directly as a result of the relevant Separation Activity becoming a Carry-over Separation Activity.

(i)

The Integration Management Office must provide a draft Carry-over Plan developed and agreed pursuant to clause 11(h) to the Integration Steering Committee as soon as reasonably practicable before the Completion Date, and the Integration Steering Committee must use their reasonable endeavours to finalise and agree any Carry-over Plan, including through escalation to the Chairpersons of BHP and Woodside where necessary, as soon as reasonably practicable thereafter (and no later than 15 Business Days prior to Completion). For the avoidance of doubt, the Parties acknowledge and agree that clause 7.1(d)(i) does not apply to an Integration Steering Committee decision on a Carry-over Plan.

(j)

Should any Carry-over Transition Services be identified in a Carry-over Plan agreed pursuant to clause 11(i), the Integration Management Office and, to the extent any matters are escalated, the Integration Steering Committee, must develop, agree and document Transition Service Schedules for those Carry-over Transition Services in accordance with the template set out in Schedule 3.

(k)

Should any necessary changes to already identified Transition Services be identified in a Carry-over Plan agreed pursuant to clause 11(i), the Integration Management Office and, to the extent any matters are escalated, the Integration Steering Committee must agree any necessary amendments to the Transition Service Schedules for those Transition Services.

(l)	Once the Carry-over Plan is finalised and agreed pursuant to clause 11(i), BHP must perform:

(i)

the Carry-over Separation Activities at its own cost, except to the extent that the non-Completion of the Separation Activities by Completion was, or will be, directly caused or contributed to by any act or omission of the Woodside Group, including any failure by Woodside to comply with its obligations under this agreement (including failures to provide inputs, dependencies or meet the Integration Plan timetable), in which case the applicable Carry-over Separation Activities will be at Woodside’s cost and expense to that extent; and

Integration and Transition Services Agreement	21

(ii)	the Carry-over Transition Services, with any relevant Transition Service Fees agreed between the Parties in the relevant Transition Service Schedules,

in accordance with the Carry-over Plan and the relevant Transition Service Schedules (as applicable).

12	Synergy Opportunities

(a)

Subject to clause 16 and the implementation of measures reasonably required to ensure compliance with applicable competition laws, the Parties agree that prior to Completion, the Integration Management Office will use reasonable endeavours to plan for and scope opportunities to improve efficiency and reduce costs of the Woodside Group following Completion (Synergy Opportunities), including through:

(i)	removal of duplicated activities and services;

(ii)	economies of scale of combined activities;

(iii)	portfolio focus and design;

(iv)	organisational design; and

(v)	organisational structure.

(b)

The Parties acknowledge and agree that clause 12(a) does not create a binding legal obligation on the Parties and the Parties exclude all liability to one another should any of the objectives in clause 12(a) not be achieved.

13	Access to People

(a)

Each Party must provide to the other reasonable access to people necessary to implement the Integration Plan and undertake the Integration Activities (including people of the Woodside Group and BHP Group, as applicable), subject always to compliance with all applicable Laws including competition laws.

(b)

Each Party will ensure that their representatives participating in Integration Activities, as Business and Work Stream Representatives or in the Integration Management Office, follow the Protocols and any other administrative processes and procedures established by the Integration Management Office or otherwise agreed by the Parties.

(c)	The Parties, through the Integration Management Office, must jointly develop and implement one or more communications plans covering the below matters:

(i)	communications by each of Woodside and BHP within their respective organisations (including Personnel communications) in respect of the Transaction, the Integration Plan and Transition Services; and

(ii)	communications with Third Parties and stakeholders as part of Integration Activities and Transition Services.

Integration and Transition Services Agreement	22

14	Transition Services

14.1	Performance of Transition Services

(a)

In consideration for the Transition Service Fee, BHP must supply or must procure the supply of each Transition Service on and from the Completion Date for the relevant Transition Service Term to the Woodside Group or such members of the Woodside Group as Woodside may direct in accordance with the terms of this agreement, but only in respect of and for the purposes of the operation of the Target Petroleum Business in the transition period following Completion, and not for the benefit of any other operations, business or assets of the Woodside Group.

(b)	The Parties agree that:

(i)	the Transition Services which have been identified as at the Execution Date are set out in Schedule 4; and

(ii)	New Transition Services and Omitted Transition Services may be identified in accordance with clause 14.4.

(c)

After the Execution Date (and as far as practicable, before 31 December 2021, but in any event, before Completion), the Integration Management Office and, to the extent any matters are escalated, the Integration Steering Committee must:

(i)	develop, agree and document the Transition Service Schedules for the Transition Services set out in Schedule 4 in accordance with the template set out in Schedule 3; and

(ii)

identify any New Transition Services and Omitted Transition Services (if any) and develop, agree and document any additional Transition Service Schedules necessary for any such New Transition Services and Omitted Transition Services in accordance with clause 14.4.

14.2	Extension of Transition Service Term

(a)

Woodside may elect to extend an Initial Transition Service Term for a Transition Service by up to 3 months from the end of the Initial Transition Service Term for that Transition Service by giving BHP notice in writing at least 30 days prior to the end of the relevant Initial Transition Service Term.

(b)

In addition to Woodside’s right to elect an extension to a Transition Service Term pursuant to clause 14.2(a) or any change to a Transition Service Term agreed under a Carry-over Plan, if Woodside reasonably considers there is a material risk that the exit from, or transition of a Transition Service to the Woodside Group or an alternate service provider, will not occur by the expiry of the Transition Service Term (as already extended pursuant to clause 14.2(a)) for a Transition Service, then:

(i)

Woodside may, by delivery of notice in writing to BHP not later than 15 Business Days before expiration of the relevant Transition Service Term, request to extend the applicable Transition Service Term for a further period of 1 month on up to 3 occasions (for a potential total maximum further extension of the Transition Service Term by 3 months);

Integration and Transition Services Agreement	23

(ii)

any such further extension requested by Woodside pursuant to clause 14.2(b)(i) is subject to the agreement of BHP in its sole discretion and, in accordance with clause 15.1, BHP obtaining any Third Party Approvals required for such extension; and

(iii)	BHP may vary the Transition Service Fees that will be payable by Woodside during the further extension period requested by Woodside pursuant to clause 14.2(b)(i) in its sole discretion.

(c)

If Woodside elects or requests an extension of the relevant Transition Service Term for a Transition Service that is dependent on any Linked Transition Service(s) pursuant to clauses 14.2(a) or 14.2(b) (as applicable), then any such extension will also be dependent on the extension of such Linked Transition Service(s).

(d)	In all cases, any extension of a Transition Service Term for a Transition Service for any reason must:

(i)

apply to the whole of a Transition Service (that is, a Transition Service Term cannot be extended in respect of only part of a Transition Service), unless the parties mutually agree that it is practicable to extend a discrete part of a Transition Service with a view to minimising Transition Services after Completion; and

(ii)	not extend the overall Transition Service Term for that Transition Service beyond the Longstop Date.

14.3	Location of Transition Services

(a)

Each Transition Service will only be supplied to the same jurisdiction that the service which was equivalent to the relevant Transition Service was supplied in connection with the Target Petroleum Business prior to Completion.

(b)	Each Transition Service will only be supplied to:

(i)	the same location that the service which was equivalent to the relevant Transition Service was supplied in connection with the Target Petroleum Business prior to Completion; or

(ii)	a location at which the Woodside Group operated its business as at the Execution Date,

unless otherwise specified in the relevant Transition Service Schedule.

14.4	Additional Transition Services

(a)

If, at any time after the Execution Date, any services, tasks, activities or functions in addition to the Transition Services are identified by Woodside, including as a consequence of Integration Activities, then, at the written request of Woodside:

(i)	in respect of the above which can be characterised as Omitted Transition Services, and which are reasonably necessary in addition to the provision of the then existing Transition Services:

(A)	BHP must provide those Omitted Transition Services; and

(B)

the Transition Service Fees will be agreed for those Omitted Transition Services, with such amount to be calculated on a basis that is consistent with how the other Transition Service Fees have been calculated; and

Integration and Transition Services Agreement	24

(ii)	in respect of the above which can be characterised as New Transition Services, provided that such request must be made by Woodside before the date that is 6 months after the Completion Date:

(A)	BHP may elect to agree to provide those New Transition Services; and

(B)

the Transition Service Fees for those New Transition Services will be agreed between the Parties (before BHP has an obligation to provide them), with such amount to be calculated on a basis that is consistent with how the other Transition Service Fees have been calculated.

(b)

If an Omitted Transition Service or New Transition Service is to be provided pursuant to clause 14.4(a)(i) or clause 14.4(a)(ii), the Parties must develop and agree the relevant Transition Service Schedule for that Omitted Transition Service or New Transition Service (as applicable).

(c)

Omitted Transition Services and New Transition Services which have been agreed and added in a Transition Services Schedule in accordance with this clause 14.4 will then be considered “Transition Services” for the purposes of this agreement.

14.5	Standards of Transition Services

(a)	In respect of those Transition Services which are supplied by BHP (or another BHP Group Member), the Transition Services must be performed:

(i)	in accordance with all applicable Laws; and

(ii)	subject to clause 14.6, in accordance with the Service Standards, and subject to any reasonable changes to the Transition Services in accordance with this agreement.

(b)

In respect of those Transition Services which are supplied in whole or in part by a Third Party Supplier, BHP must use reasonable endeavours to procure that the Third Party Supplier provides the Transition Services:

(i)	in accordance with all applicable Laws; and

(ii)	subject to clause 14.6, in accordance with the Service Standards, and subject to any reasonable changes to the Transition Services in accordance with this agreement.

(c)

BHP must ensure that the standards of performance specified in clauses 14.5(a) and 14.5(b) are provided or procured by BHP (as applicable) to a standard which is not less than the standard provided by BHP to, or procured by BHP for, the Other BHP Entities.

14.6	Ability to perform Transition Services

Woodside acknowledges and agrees that:

Integration and Transition Services Agreement	25

(a)	BHP and all other BHP Group Members are not in the business of:

(i)	providing services in the nature of the Transition Services to independent third parties on a commercial arm’s length basis; or

(ii)	making management or business decisions for independent third parties;

(b)	BHP is providing or procuring the provision of the Transition Services on a temporary basis only to support the transition of the Target Petroleum Business following Completion;

(c)

other than as specified in an applicable Transition Service Schedule, the Transition Services are similar to those services which the Target Group received in connection with the Target Petroleum Business prior to the Completion Date;

(d)

BHP will not be liable for any failure to provide a Transition Service in accordance with this agreement to the extent that the failure was caused or contributed to by the acts or omissions of any Woodside Group Member (or any Personnel of a Woodside Group Member), such acts or omissions including:

(i)	a failure by any Woodside Group Member (or any Personnel of a Woodside Group Member) to provide any information or assistance in accordance with the requirements of this agreement;

(ii)	a failure of Woodside to comply with clause 14.10; or

(iii)	the supply by any Woodside Group Member (or any Personnel of a Woodside Group Member) of inaccurate or incomplete information or data; and

(e)

BHP is part of a global business with affiliated companies, employees, and service providers around the world, and accordingly, access to and storage, processing and use of Woodside’s data and information for the purpose of providing the Transition Services may occur in any country where BHP or any of its employees, affiliated companies or service providers are located.

14.7	Breach of Service Standards

(a)	If any of the Transition Services fail to meet the Service Standards (Service Failure), BHP must:

(i)	take reasonable steps, at BHP’s cost, to remedy the Service Failure and restore the Transition Services so that they are performed in accordance with the Service Standards;

(ii)	take reasonable steps to minimise the impact of the Service Failure on the Woodside Group and prevent it from re-occurring; and

(iii)	advise Woodside of the steps being taken under this clause 14.7(a).

(b)

To the extent that a Service Failure is caused by an act or omission of any Woodside Group Member (or any Personnel of a Woodside Group Member), Woodside must reimburse BHP for the costs and expenses incurred by BHP in taking the steps referred to in clause 14.7(a).

Integration and Transition Services Agreement	26

(c)	Woodside acknowledges and agrees that the remedies set out in this clause 14.7 are Woodside’s only remedies for breach of the Service Standards in performance of any Transition Service.

14.8	Manner of provision of the Transition Services

(a)	Subject to BHP’s obligations under this clause 14 and clause 17 (including its obligation to comply with the Service Standards and clause 14.5(c)), BHP may:

(i)

provide the Transition Services in the manner which it thinks fit from time to time, or upgrade, modify, substitute, replace or change the nature or method (in whole or in part) of providing the Transition Services (including in relation to its Resources and the entity providing the Transition Services); and

(ii)

determine the allocation of its Resources and Personnel as between BHP Group requirements and Woodside Group requirements, provided it continues to meet the Service Standards and its obligation under clause 14.5(c).

(b)

Where BHP upgrades, modifies, substitutes, replaces or changes any services provided to the BHP Group, including by modifying the technology used or Third Parties engaged to provide services to the BHP Group, BHP may upgrade, modify, substitute, replace or change the equivalent category of Transition Services provided to the Woodside Group in a generally consistent manner.

(c)

BHP may from time to time temporarily suspend any of the Transition Services or any access to, or use by the Woodside Group of, the Transition Services for the purposes of conducting Maintenance. In such circumstances, BHP will only suspend the performance of a Transition Service to the extent necessary, taking into consideration the Service Standards and the nature and extent of the Maintenance.

(d)	In respect of Maintenance which will cause a suspension of the Transition Services or cause the standard of those Transition Services to fall temporarily below the Service Standard, BHP must:

(i)

to the extent possible, provide reasonable prior written notice to the Woodside Group of that Maintenance (having regard to historical practice and the notice BHP gives the Other BHP Entities and with a target of providing at least 72 hours’ notice where practicable); and

(ii)

notify the Woodside Group as soon as reasonably practicable after becoming aware of the need for Maintenance if BHP is unable to provide advance notice pursuant to clause 14.8(d)(i) due to an emergency.

14.9	Transition Service Fees

(a)	The Transition Service Fee for each Transition Service to be included in each Transition Service Schedule must be agreed by BHP and Woodside based on the BHP Charging Methodology.

(b)	The Parties acknowledge and agree that any Transition Service Fee shown in Schedule 4 for a Transition Service identified as at the Execution Date:

Integration and Transition Services Agreement	27

(i)

is based on the maturity of development of the scope of Transition Services identified by the Parties as at the Execution Date, the historical cost of BHP Group Members providing services equivalent to the relevant Transition Service within the BHP Group, and each Party’s knowledge of its business activities and experience of previous similar transactions; and

(ii)	does not represent the final Transition Service Fee and each Transition Service Schedule will be further developed and agreed by the Parties pursuant to clause 14.1(c).

(c)

BHP may request an increase to a Transition Service Fee for a Transition Service at any time during a Transition Service Term by notice in writing to Woodside, which increase may be agreed to by Woodside in writing (such agreement not to be unreasonably withheld). Without limitation to Woodside’s discretion above, Woodside has no obligation to consent to any increase in excess of 10% of the Transition Service Fee unless BHP can demonstrate to the reasonable satisfaction of Woodside that a significant change in the scope of the Transition Services is required and could not have been reasonably anticipated by the Parties at the time that the Transition Service Fee was agreed.

(d)

If the Parties are unable to agree an increase to a Transition Service Fee under clause 14.9(c) within 5 Business Days of the notice from BHP requesting the increase, then the matter must be referred to the dispute resolution process in clause 23.

14.10	Woodside obligations

In addition to any of Woodside’s inputs and obligations set out in a Transition Service Schedule:

(a)

Woodside must, subject to compliance with Laws including applicable competition laws, provide all information and assistance reasonably necessary to enable BHP, any BHP Group Members, any subcontractors or any Third Party Suppliers, to perform the Transition Services;

(b)

BHP, BHP Group Members, subcontractors and Third Party Suppliers are not obliged to perform the Transition Services, and will not be liable for any failure to provide the Transition Services or any additional costs incurred or otherwise required in order to provide the Transition Services, to the extent that Woodside fails to provide or delays in providing any such information or assistance; and

(c)

for the Transition Service Term, Woodside must give BHP, any BHP Group Members, any subcontractors or any Third Party Suppliers, access to the premises and equipment as is reasonably required by BHP, BHP Group Members, subcontractors or Third Party Suppliers to supply the Transition Services to Woodside.

14.11	Suspension or cessation of Transition Services

(a)	BHP may suspend, and is not obliged to provide, or procure the supply of, the Transition Services to the extent that:

(i)

it is unable to do so because the BHP Group does not have the assets or rights to enable it to do so lawfully (provided that the relief granted to BHP in this clause 14.11(a)(i) will not apply to the extent that the BHP Group does not have the relevant assets or rights due to an intentional act by a BHP Group Member);

Integration and Transition Services Agreement	28

(ii)

it is unable to do so because provision of a Transition Service, or a significant part of the Transition Service, is dependent on the continued provision of a Linked Transition Service that has been terminated or cannot be provided due to circumstances arising as a result of a Force Majeure Event as set out in clause 19;

(iii)	it is unable to do so without being in breach of an applicable Law or a direction or instruction given by a Government Agency; or

(iv)

BHP reasonably considers that the continued provision of the Transition Services by the BHP Group or a Third Party Supplier will have a material adverse impact on the BHP Group (provided that the relief granted to BHP in this clause 14.11(a)(iv) will not apply to the extent that the material adverse impact is due to an intentional act or omission by a BHP Group Member or is due to an event or circumstance that was or could reasonably have been in contemplation as at the Execution Date).

(b)	BHP will notify Woodside as soon as possible after it becomes aware that it is unable or will become unable to continue to provide a Transition Service (whether temporarily or permanently).

(c)

BHP must use its reasonable endeavours without additional charge to resume the supply of the Transition Services as soon as practicable after the advent of a circumstance described in clauses 14.11(a).

(d)

BHP will keep Woodside informed of the process and timing for resumption of the suspended Transition Services and notify Woodside as soon as possible after it becomes aware that it is able or will become able to resume provision of a Transition Service that has been suspended pursuant to clause 14.11(a).

14.12	Requirement for reverse transition services

(a)

If BHP considers, acting reasonably, that it will require transitional services to be provided by the Woodside Group to the BHP Group following Completion where, as a result of the Transaction, the BHP Group is no longer itself able to undertake certain required services, tasks, activities or functions that it previously undertook in the 12 month period immediately preceding the Execution Date, then BHP may issue a written notice to Woodside setting out details of the relevant transitional services that the BHP Group requires Woodside to provide.

(b)

Within 45 days following notification under clause 14.12(a), the Parties must develop and agree a separate, binding agreement that will govern the provision of those transitional services to the BHP Group on the same basis, including as to costs, as the Transition Services under this agreement are provided and which will contain correlating terms to those terms in this agreement that are applicable to the Transition Services, adapted as necessary to apply to the relevant transitional services that BHP requires and as may be amended by agreement between the Parties.

15	Third Parties

15.1	Third Party Approvals

(a)	To the extent that a Third Party Supplier’s agreement, consent or approval is required to permit:

Integration and Transition Services Agreement	29

(i)	a BHP Group Member to perform or provide any of the Transition Services or perform any of the Integration Activities; or

(ii)	a Woodside Group Member to receive, use or take the benefit of any Transition Services or any of the Integration Activities,

(a Third Party Approval), then BHP and Woodside must use their respective reasonable endeavours to obtain all required Third Party Approvals (in a form acceptable to BHP) as soon as reasonably possible following the Execution Date and, other than in respect of any Carry-over Transition Services, in any event not less than 10 days prior to Completion.

(b)

If, despite both Parties complying with clause 15.1(a), BHP is nonetheless unable to perform a Transition Service or any of the Integration Activities (either in full or in part), or a Woodside Group Member is unable to receive, use or take the benefit of any of them, due to BHP being unable to obtain the relevant Third Party Approval on terms acceptable to BHP, or because a Third Party Approval ceases to be in force or effect, then BHP:

(i)	must promptly notify Woodside of this fact;

(ii)

will not be required to perform or provide any affected Transition Service or Integration Activities to the extent the inability to obtain the relevant Third Party Approval prevents it from doing so, and BHP is excused from, and excludes all liability, relating to such Transition Service or Integration Activity; and

(iii)

must use its reasonable endeavours to provide or procure a form of workaround or an equivalent Transition Service on an alternative basis, where it is commercially and technically viable and practicable to do so.

(c)

Any costs incurred by any BHP Group Member in obtaining or renewing the Third Party Approvals in accordance with this clause 15 will be borne by Woodside, including any agreed costs or monetary compensation which is required by a Third Party Supplier as a condition of it providing the relevant Third Party Approval.

(d)	Woodside and BHP must each comply with, and ensure that their respective Personnel comply with, the terms of any Third Party Approval.

15.2	Indemnity in respect of Third Party Suppliers

(a)

Woodside indemnifies each BHP Group Member and their respective Personnel (each an indemnified party) against and in respect of any loss which an indemnified party incurs or sustains in relation to a claim arising out of or in connection with the breach of a Third Party Agreement to the extent that the breach was caused by or contributed to by any negligent act or omission by, or any breach of this agreement by, a Woodside Group Member (or any Personnel of a Woodside Group Member).

(b)	BHP holds the benefit of the indemnity in this clause 15.2 on trust for itself and each indemnified party.

Integration and Transition Services Agreement	30

16	Competition law compliance

(a)

The Parties acknowledge the requirement to comply at all times with all applicable competition laws and regulations, including but not limited to the Competition and Consumer Act in relation to the performance of their respective obligations in accordance with this agreement.

(b)

For the purposes of clause 16(a), it is acknowledged that parties who are or may be competitors for the purposes of applicable competition laws and regulations, including but not limited to the Competition and Consumer Act, must not:

(i)	enter into, or give effect to, any form of prohibited contract, arrangement or understanding; or

(ii)	disclose or otherwise exchange any competitively sensitive information.

(c)	If any Transition Service to be provided by BHP to Woodside or any Integration Activities will or may:

(i)	require a Party to receive or access any competitively sensitive information of the other Party; or

(ii)	with the exception of this agreement involve the Parties reaching any contract, arrangement or understanding with the other,

before the Transition Services or Integration Activities can be provided, BHP and Woodside must implement such measures as are necessary to ensure the Transition Services or Integration Activities, as applicable, are provided in strict compliance with applicable competition laws and regulations, including but not limited to the Competition and Consumer Act.

(d)	Without limiting the generality of clause 16(c), the measures contemplated by that clause to be agreed by the Parties may include:

(i)	the establishment of appropriate information security or other ring-fencing arrangements; and

(ii)	a requirement for certain matters to be subject to legal review prior to any contract, arrangement or understanding being entered into.

17	Sub-contracting

(a)	BHP may, in its discretion and without the prior written consent of Woodside, subcontract the supply of all or part of any of the Transition Services to any of the Other BHP Entities.

(b)

BHP may, in its discretion and with the prior written consent of Woodside (such consent not to be unreasonably withheld), subcontract the supply of all or part of any of the Transition Services to any Third Party, provided that:

(i)

BHP is not required to obtain Woodside’s prior written consent to any subcontracting arrangements, including for the supply of all or part of any Transition Service, which arrangements were in existence as at the Execution Date; and

Integration and Transition Services Agreement	31

(ii)

Woodside acknowledges and agrees that a requirement to obtain consent pursuant to this clause 17(b) only applies to subcontracts which are entered into solely and exclusively for the purposes of this agreement.

(c)	If BHP subcontracts the supply of all or any part of the Transition Services to Other BHP Entities or Third Parties under clause 17(a) or 17(b), BHP:

(i)	must keep Woodside informed of any changes to the relevant subcontracting arrangements if such changes are reasonably likely to have an adverse effect on the Woodside Group;

(ii)

must ensure that the Other BHP Entities or Third Parties (as applicable) comply with the terms of this agreement to the extent it relates to the Transition Services (or relevant part) which are sub-contracted;

(iii)	will not be relieved from the performance of its obligations under this agreement; and

(iv)	subject to clause 22, will be liable for the performance of its obligations by the relevant Other BHP Entities or Third Parties (as applicable) as if those obligations were performed by BHP.

18	Intellectual Property Rights

(a)	Nothing in this agreement assigns any Intellectual Property Rights to any person.

(b)	Woodside grants, or must procure the grant of a worldwide, non-exclusive, non-transferable, royalty-free licence to BHP (or any BHP Group Member) for the Term:

(i)

to use, reproduce, modify, adapt, maintain and create derivative works from any material (including Intellectual Property Rights therein) which is made available by Woodside or otherwise received or held by BHP and which BHP, and any of the BHP Group Members or any of either of their respective Personnel are required to access or use in the performance of the Integration Activities or in order to supply the Transition Services; and

(ii)

to sub-licence to any BHP Group Member and Third Party sub-contractors or service or delivery partners to perform the Transition Services or the Integration Activities, or which supplies any Resources which relate to or are used in the course of providing any Transition Services or performing Integration Activities, the rights in clause 18(b)(i), to the extent necessary to supply, and for the sole purposes of supplying, the Transition Services and performing the Integration Activities.

(c)	BHP grants, or must procure the grant, of a worldwide, non-exclusive, non-transferable, royalty-free licence to Woodside Group for the Term:

(i)

to use, reproduce, modify, adapt, maintain and create derivative works from any material including BHP policies and procedures and Intellectual Property Rights therein which is made available by BHP and which the Woodside Group or any of their Personnel are required to access or use in the performance of the Integration Activities or the receipt and use of the Transition Services; and

Integration and Transition Services Agreement	32

(ii)	to sub-licence to the Woodside Group Members and their Personnel the use of the material described in clause 18(c)(i).

(d)

Except to the extent that the Parties otherwise agree, if any new Intellectual Property Rights are developed by or on behalf of BHP solely and directly in the course of providing the Transition Services or undertaking the Integration Activities, then, the Parties agree that as between BHP and Woodside, such rights will be owned by Woodside, and accordingly, BHP assigns to Woodside any such Intellectual Property Rights owned by BHP, and Woodside will licence such Intellectual Property Rights back to BHP on the terms of the licence in clause 18(b).

19	Force majeure

19.1	Definition of Force Majeure Event

Force Majeure Event means any event or circumstance which:

(a)	is beyond the reasonable control of a Party; and

(b)	could not have been avoided by a Party taking steps which a prudent, experienced and competent person in the position of that Party would have taken.

Subject to satisfying the requirements in clause 19.1(a) and clause 19.1(b), Force Majeure Event includes:

(c)	COVID-19, a pandemic, epidemic or public health emergency;

(d)	act of God, landslides, earthquakes, fire, flood, storm, lightning, explosion, and natural disaster;

(e)	nationwide strikes or industrial disputes; and

(f)	riot, war, invasion, act of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection of military or usurped power.

19.2	Suspension of obligations

If BHP or Woodside (Prevented Party) is prevented, by reason of a Force Majeure Event, from carrying out any of its obligations, in whole or in part, under this agreement (other than an obligation to pay or to cause payment of money), including pursuant to clause 14.11(a)(ii) (Affected Obligations), then:

(a)	the Prevented Party is excused from performing the Affected Obligations to the extent it is prevented from doing so by that Force Majeure Event;

(b)

the Prevented Party must give the other Party prompt notice, setting out full particulars of the Force Majeure Event (in sufficient detail to permit verification) and, insofar as is reasonably known, the Affected Obligations and the extent to which the performance of those obligations will be affected; and

Integration and Transition Services Agreement	33

(c)

the Prevented Party must use reasonable endeavours to remove or mitigate, and overcome the effect of such Force Majeure Event on the performance of its obligations under this agreement (however, nothing in this clause 19.2(c) requires the Prevented Party to settle strikes, lock outs or other labour disputes).

19.3	Fees and costs

No Party will be liable to the other Party for any additional costs or expenses incurred in connection with circumstances arising as a result of Force Majeure Events (except in respect of the payment of any Transition Service Fees as provided for under clause 14.9).

20	Changes

20.1	Pre-Completion Changes

(a)	Without limiting clause 14.8, prior to Completion either Party may propose a change to:

(i)

a Transition Service Schedule (not being in relation to a New Transition Service or Omitted Transition Service, which are dealt with under clause 14.4 or pursuant to a Carry-over Plan under clause 11(g));

(ii)	the Separation Activities (other than Systems Separation Activities which are dealt with under Schedule 5);

(iii)	the Integration Plan; and

(iv)	the Integration Budget (including the Agreed Costs),

(a Change).

(b)	The Parties agree that the need for any Carry-over Separation Activities or Carry-over Transition Services will be dealt with under clause 11 and is not a Change for the purposes of this clause 20.1.

(c)	A Party proposing a Change under clause 20.1(a) must notify the other Party through their respective Integration Directors in writing, setting out:

(i)	the nature of the Change;

(ii)	the terms on which the Change would be provided; and

(iii)	any other information relevant to the Change.

(d)	Following receipt of notice under clause 20.1(c) the Integration Management Office must promptly meet to discuss in good faith the requested Change.

(e)

Through the Integration Management Office, the Parties will seek to agree on any costs associated with implementing the proposed Change. Without limitation, Woodside will be responsible for all costs and expenses incurred by BHP relating to:

(i)	any Change requested by Woodside;

(ii)	any Change to the location from which the Transition Services are received by Woodside; and

Integration and Transition Services Agreement	34

(iii)	any Change which increases the volume of Transition Services.

(f)

If the Parties, through the Integration Management Office and, to the extent any matters are escalated, the Integration Steering Committee, agree to the terms of a requested Change (including in respect of timing, and any costs of implementing or associated with such Change), then the agreed terms for such Change must be set out in writing in a variation to the applicable Transition Service Schedule, updated in the Integration Plan or Integration Budget (as applicable) and executed by each Party.

(g)

The Change will take effect on signing of the varied Transition Service Schedule, Integration Plan or Integration Budget (as applicable) or such other date as may be specified in such document, and will be incorporated into this agreement.

(h)

If the Parties do not agree to the terms of a requested Change in accordance with the process set out above, then either Party may give a Notice of Dispute under clause 23(a) but, for clarity, there will be no change to the rights and obligations of the Parties under this agreement.

20.2	After Completion Changes

(a)

After Completion, either Party may propose a Change to a Transition Service (not being in relation to a New Transition Service or Omitted Transition Service, which are dealt with under clause 14.4, or a Change in Transition Service Fee which is dealt with under clause 14.9(c)).

(b)	The Parties agree that the need for any Carry-over Separation Activities or Carry-over Transition Services will be dealt with under clause 11 and is not a Change for the purposes of this clause 20.2.

(c)	A Party proposing a Change under clause 20.2(a) must notify the other Party in writing setting out:

(i)	the nature of the Change;

(ii)	the terms on which the Change would be provided; and

(iii)	any other information relevant to the Change.

(d)	Following receipt of a notice under clause 20.2(c) the Parties must promptly meet to discuss in good faith the requested Change.

(e)	The Parties will seek to agree on any costs associated with implementing the proposed Change. Without limitation, Woodside will be responsible for all costs and expenses incurred by BHP relating to:

(i)	any Change requested by Woodside;

(ii)	any Change to the location from where the Transition Services are received by Woodside; and

(iii)	any Change which increases the volume of Transition Services.

(f)

If the Parties agree to the terms of a requested Change (including in respect of timing, any costs of implementing such Change and any change to the amounts payable by Woodside to BHP), then the agreed terms for such Change must be set out in writing in a variation to the applicable Transition Service Schedule executed by each Party.

Integration and Transition Services Agreement	35

(g)	The Change will take effect on signing of the varied Transition Service or such other date as may be specified in such document, and will be incorporated into this agreement.

(h)

If the Parties do not agree to the terms of a requested Change in accordance with the process set out above, then either Party may give a Notice of Dispute under clause 23(a) but, for clarity, there will be no change to the rights and obligations of the Parties under this agreement.

21	Invoicing

21.1	Invoices and payment of Transition Service Fees

(a)

Within 20 days from the end of each month during which Transition Services have been performed, the BHP Group will provide an invoice to Woodside for the applicable month, and such invoice may be issued by any BHP Group Member.

(b)	Each invoice will set out the following for the relevant month:

(i)	the total aggregate Transition Service Fees payable by Woodside for the Transition Services performed during that month; and

(ii)

a list of the Transition Services performed during that month and a breakdown of the Transition Service Fees applicable to each of those Transition Services by function only (and not by Transition Service).

(c)	Subject to clause 21.3, Woodside must pay the amount of each invoice within 21 days after the end of the month in which the invoice is received.

21.2	Invoicing and payment of Agreed Costs

(a)

Within 20 days from the date that any Agreed Costs become payable in accordance with clause 10(d), the Party that incurred the relevant Agreed Costs must provide an invoice to the other Party for that Party’s share of Agreed Costs as determined in accordance with Schedule 6.

(b)

Each invoice issued under clause 21.2(a) will set out the total Agreed Costs incurred by the invoicing Party and the other Party’s share of those Agreed Costs as determined in accordance with Schedule 6.

(c)	Subject to clause 21.3, a Party must pay the amount of each invoice within 21 days after the end of the month in which the invoice is received by that Party.

21.3	Disputed Tax Invoices

(a)

If part of any invoice is the subject of a bona fide dispute, Woodside must promptly notify BHP of the disputed portion stating reasons in support of its view and, notwithstanding the dispute, must pay the non-disputed portion to BHP by the relevant due date.

(b)	Woodside must pay the disputed portion to BHP to the extent agreed or determined to be payable within 20 days of the agreement or determination under clause 23.

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22	General liability under ITSA

22.1	Allocation of liability for Personnel prior to Completion

Prior to Completion:

(a)	no BHP Group or Target Group Personnel shall be under the direction or supervision of Woodside;

(b)	no Woodside Group Personnel shall be under the direction or supervision of BHP; and

(c)	subject to clause 22.2 and 22.3, each Party will be liable for the acts or omissions of their own Personnel.

22.2	Allocation of liability for death or injury of Personnel on BHP property

BHP Group will be responsible for all loss in connection with death or injury of all Personnel undertaking Integration Activities on property at which the Target Petroleum Business is being conducted or performing Transition Services on property occupied by the BHP Group, except to the extent the loss is caused or contributed to by the negligence of a Woodside Group Member, for which the Woodside Group will be liable.

22.3	Allocation of liability for death or injury of Personnel on Woodside property

Woodside Group will be responsible for all loss in connection with death or injury of all Personnel undertaking Integration Activities or receiving Transition Services on property occupied by the Woodside Group, except to the extent the loss is caused or contributed to by the negligence of the BHP Group, for which BHP Group will be liable.

22.4	BHP liability

(a)

Subject to clause 22.4(b), clause 22.4(c) and clause 22.6 the aggregate liability of BHP and each other BHP Group Member, taken together, for all claims, loss or damage of any kind sustained or incurred by Woodside and any Woodside Group Member, whether arising in contract, tort (including negligence), under any statute or otherwise, arising out of or in connection with:

(i)

the Systems Separation Activities, Systems Services and the Separation & Migration Plan, is limited in the aggregate to an amount equal to 100% of the Systems Separation Costs to be borne by Woodside Group in accordance with section 1.4 of Schedule 5 of this agreement; and

(ii)

this agreement, other than in respect of the items specified in clause 22.4(a)(i), is limited in the aggregate to an amount equal to 100% of the Transition Service Fees paid by Woodside Group in respect of all Transition Services.

(b)

BHP and each other BHP Group Member will not be liable for any claim, loss or damage of any kind sustained or incurred by Woodside and any Woodside Group Member arising out of or in connection with this agreement, whether arising in contract, tort (including negligence), under any statute or otherwise, to the extent caused or contributed to by:

Integration and Transition Services Agreement	37

(i)	an act or omission of the Woodside Group (including in relation to the implementation of the Integration Plan following Completion);

(ii)	BHP Group or its Personnel complying with the written instructions of the Woodside Group or its Personnel; or

(iii)	the negligence or wrongful act or omission of the Woodside Group.

(c)

Where the Woodside Group incurs loss or damage of any kind which is caused or contributed to by the act or omission of a Third Party Supplier including in relation to the performance of all or part of the Transition Services (a Third Party Failure) then:

(i)	BHP will be and remain liable for that loss in the specific circumstances as contemplated by and in accordance with clause 17(c)(iv);

(ii)

BHP must take all reasonable steps and actions, which may include pursuing a claim against the relevant Third Party Supplier, promptly and diligently to assist the Woodside Group to remediate its loss or damage;

(iii)	if BHP pursues a claim against the relevant Third Party Supplier, then BHP must:

(A)	promptly notify Woodside with details of the action being taken;

(B)	keep Woodside informed of its pursuit of the claim;

(C)	ensure that the Woodside Group is not treated less favourably than Other BHP Group Members in respect of that Third Party Failure; and

(D)	either:

(aa)

if only the relevant Woodside Group Member suffers loss or damage in connection with a Third Party Failure, pay to Woodside any amount that BHP or any other BHP Group Member receives or recovers from the Third Party Supplier in respect of that Third Party Failure; or

(ab)

if both one or more BHP Group Members and one or more Woodside Group Members suffer loss or damage in connection with a Third Party Failure, pay to Woodside a proportionate share of any amount that the relevant BHP Group Member receives or recovers from the Third Party Supplier in respect of that Third Party Failure minus any costs or expenses incurred by the relevant BHP Group Member in pursuing the claim against the Third Party Supplier, based on the relative proportion of the loss or damage suffered by the Woodside Group Members and the BHP Group Members, less BHP’s reasonable enforcement costs and expenses, and, in each case such amount to be Woodside and any Woodside Group Member’s sole financial remedy in respect of the Third Party Failure; and

Integration and Transition Services Agreement	38

(iv)

if BHP does not pursue a claim against the Third Party Supplier in respect of the Third Party Failure or withdraws from a claim against the Third Party Supplier for whatever reason, then BHP’s liability to the Woodside Group is not limited as set out in clause 22.4(c)(iii)(D), and is instead limited to the amount that BHP could have potentially recovered from the Third Party Supplier as limited by any applicable limitations of liability under the relevant Third Party Agreement in respect of that Third Party Failure, provided that, if both one or more BHP Group Members and one or more Woodside Group Members suffer loss or damage in connection with the Third Party Failure, then BHP will only be required to pay to Woodside a proportionate share of any such amount determined by reference to applicable limitations of liability under the relevant Third Party Agreement, based on the relative proportion of the loss or damage suffered by the Woodside Group Members and the BHP Group Members.

(v)	Nothing in this clause 22 requires BHP or any other BHP Group Member to commence legal proceedings against a Third Party.

22.5	Consequential Loss

Subject to clause 22.6, no BHP Group Member or Woodside Group Member is liable to the other in relation to any Consequential Loss arising from or in connection with this agreement.

22.6	Exceptions to liability cap and exclusion

The limitation of liability in clause 22.4 and the exclusion of liability in clause 22.5 do not apply to the liability of each Party and their respective Group Members:

(a)	out of which by Law it cannot contract;

(b)	for fraud or deliberate breach; or

(c)	for death or personal injury.

22.7	Mitigation of loss

Each Party must take, or cause to be taken, all reasonable measures to minimise the losses it incurs or suffers in respect of which it may have recourse to another Party under this agreement, including those which are the subject of any indemnity under this agreement.

23	Dispute Resolution

(a)

Subject to clause 23(d), a Party to this agreement claiming that a dispute has arisen under or in connection with this agreement must give written notice to the other Party to this agreement specifying the nature of the dispute and requiring that the matter is escalated for good faith discussions between the Parties respective CEOs and/or Chairperson for resolution.

Integration and Transition Services Agreement	39

(b)	Subject to clause 23(d), the respective CEOs or Chairpersons of the Parties must meet to seek to resolve a dispute notified pursuant to clause 23(a) within 7 days of the notice.

(c)

If the CEOs or Chairpersons cannot resolve a dispute notified pursuant to clause 23(a) within 7 days of the notice, then either Party may commence court proceedings relating to the dispute or take whatever steps necessary (if any) to protect its interest in any court proceedings which may already have commenced.

(d)	The Parties acknowledge and agree that in respect of a decision referred to dispute resolution pursuant to clause 7.1(d)(ii), clause 23(c) will be deemed to apply.

(e)	Nothing in this clause 23 will limit the ability or right of a Party to seek urgent interlocutory relief.

(f)

Each Party irrevocably submits to the exclusive jurisdiction of courts exercising jurisdiction in Victoria and courts of appeal from them in respect of any proceedings arising out of or in connection with this agreement. Each Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

24	Confidentiality

(a)

Subject to clause 24(b), each Party (recipient) must keep secret and confidential, and must not divulge or disclose any information (in any form) relating to the other Party or its business (or any of the other Party’s Related Bodies Corporate or their businesses) which is disclosed (whether before or after the date of this agreement) to the recipient by the other Party, its representatives or advisers (the provider) under or in connection with this agreement or the Sale Agreement or the terms of the Transaction (Confidential Information), other than to the extent that:

(i)

the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of this agreement or of any other obligation of confidentiality binding on the recipient);

(ii)

the recipient is required to disclose the information by applicable laws or regulations in Australia or elsewhere (other than under section 275 of the PPSA to the extent that disclosure is not required under that section if it would breach a duty of confidence) or the rules of any recognised stock exchange on which its securities (or the securities of any of its Related Bodies Corporate) are listed or proposed to be listed, or to a Government Agency, provided that the recipient has, to the extent reasonably practicable having regard to the required timing of the disclosure, consulted with the provider of the information as to the form, manner and content of the disclosure;

(iii)

the disclosure is made by the recipient to its (or any of its Related Bodies Corporate) directors, officers, employees, financiers or lawyers, accountants, auditors, investment bankers, consultants or other professional advisers, insurance brokers, insurers and reinsurers (including any captive insurer) to the extent reasonably necessary to enable the recipient to properly perform its obligations under this agreement or the Sale Agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

Integration and Transition Services Agreement	40

(iv)

the disclosure is necessary to comply with any obligations under this agreement, provided that the relevant Third Party or Government Agency is made aware of the confidential nature of the information and is instructed to keep the information secret and confidential and does not divulge or disclose the information to any other person;

(v)	the disclosure is required for use in legal proceedings regarding this agreement or the Transaction;

(vi)	such disclosure is expressly permitted pursuant to the Sale Agreement; or

(vii)	the Party to whom the information relates has consented in writing before the disclosure.

(b)	To avoid doubt, on and from Completion:

(i)

clause 24(a) shall not operate upon Woodside (as recipient) in respect of Confidential Information of the Target Group and/or relating to the Target Petroleum Business other than in respect of the terms of this agreement; and

(ii)

clause 24(a) shall operate, and be deemed to operate, upon BHP (as recipient) in respect of Confidential Information of the Target Group and/or relating to the Target Petroleum Business to the extent the Confidential Information relates exclusively to the Target Group and/or Target Petroleum Business as if such information has been disclosed to BHP.

(c)

Each recipient must ensure that those of its directors, officers, employees, agents, representatives and Related Bodies Corporate to whom Confidential Information is disclosed comply in all respects with the recipient’s obligations under this clause 24.

(d)

From Completion, Woodside may disclose and use (for any purpose) the Confidential Information relating to the Target Petroleum Business except to the extent that such information relates to an Other BHP Entity or its business.

(e)

From Completion, BHP must not, and must procure that the Other BHP Entities do not, disclose to any Third Party any information that relates to the Target Petroleum Business or any Target Group Member that is confidential to any Target Group Member or any Third Party (including Woodside, including as a result of the Confidentiality Deed) to whom a Target Group Member owes an obligation of confidence (but excluding information which is in the public domain other than through a breach of this agreement) to any person, other than to the extent the disclosure is made in reliance on the exceptions in clauses 24(a)(i) to 24(a)(vii).

(f)	Without prejudice to the Parties rights and obligations elsewhere in this agreement:

Integration and Transition Services Agreement	41

(i)

BHP must procure that, promptly after the date of this agreement and in any event promptly on reasonable request by Woodside, the Target consents under and for the purposes of the Confidentiality Deed (in such written form as Woodside may reasonably request) to the use and disclosure of all information as is necessarily or conveniently used or disclosed by Woodside for the purpose of discharging its obligations, or exercising its rights, under this agreement or the Sale Agreement or otherwise in connection with the advancement and implementation of the Transaction; and

(ii)

Woodside must procure that, promptly after the date of this agreement and in any event promptly on reasonable request by BHP, the Target consents under and for the purposes of the Confidentiality Deed (in such written form as the Seller may reasonably request) to the use and disclosure of all information as is necessarily or conveniently used or disclosed by BHP for the purpose of discharging its obligations, or exercising its rights, under this agreement or the Sale Agreement or otherwise in connection with the advancement and implementation of the Transaction.

25	Privacy

25.1	Privacy Compliance

(a)	In respect of all Personal Information collected, received or supplied under this agreement, the Parties must comply with Data Privacy Laws and the Protocols;

(b)	Each Party must take reasonable steps to ensure that any Personal Information provided by the other party and held in connection with this agreement is protected against:

(i)	misuse and loss; and

(ii)	unauthorised access, modification and disclosure.

(c)

Woodside must ensure that, and warrants that, in respect of any Personal Information held by, provided to, collected by or used by BHP in connection with this agreement, all necessary notifications and all necessary consents and approvals required under applicable Data Privacy Laws for BHP to hold, receive, collect, use and disclose the Personal Information for the purposes of performing BHP’s obligations, and exercising BHP’s rights, under this agreement have been given or obtained, as applicable.

25.2	Data Incidents

(a)

Each Party acknowledges that co-operation and support may be necessary to ensure that both Parties can comply with their legal obligations relating to mandatory data breach notifications under relevant legislation. To that extent, each party agrees to provide co-operation and support as described in this clause 25.2.

(b)

If a Party (PI Holder) becomes aware of any grounds to believe or suspect that a non-trivial breach of this clause 25.2 has occurred or there has been an accidental, unlawful or unauthorised destruction of, loss of, alteration of, access to, or disclosure of, or any breach of security relating to Personal Information, which may materially impact the other party or give rise to obligations to notify a Government Agency (Data Incident), acquired from or on behalf of the other Party, or otherwise in the possession or control of the PI Holder or any of its Personnel, for the purposes of this agreement, the PI Holder must promptly take all appropriate or necessary remedial action to mitigate any potential loss or interference with the Personal Information, prevent any further harm and protect the Personal Information from further misuse, loss, access or disclosure.

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(c)

If the PI Holder becomes aware that a Data Incident has occurred, the PI Holder must, within 24 hours on becoming aware of the Data Incident, inform the other Party and provide any information regarding the Data Incident that it has gathered and is reasonably required by the other Party to meet its legal obligations.

(d)

Nothing in this clause 25.2 will in any way prevent a Party from taking any action (including making a statement or notification) that it reasonably believes it is necessary to ensure that it complies with its obligations at Law.

(e)

Each Party must perform its obligations under this clause 25.2 within a time that is reasonable taking into account the context and nature of the Data Incident, its impact and all the surrounding circumstances, including:

(i)	legislated or other regulatory timeframes relating to notification of a relevant regulator; or

(ii)	media or public reporting relating to the Data Incident.

26	Taxes

26.1	General obligations

(a)

Except as otherwise expressly provided in this agreement, BHP Group will be solely liable for, and will pay when due and payable, all Taxes which may be imposed upon BHP Group in relation to the performance of this agreement. BHP Group will comply with all applicable taxation law and requirements in the place or places where the work is being performed.

(b)	Subject to clause 30.2(a)(iv), the Transition Service Fee is deemed to include all Taxes payable by the BHP Group.

(c)	BHP will indemnify the Woodside Group in respect of all claims and liabilities as a result of or in connection with any failure by the BHP Group to comply with this clause 26.

26.2	Withholding Tax

If Woodside is required to make withholdings or deductions from payments otherwise due to BHP, then Woodside may do so, and the amount so withheld will be deemed to have been paid to BHP. BHP will have no claim against and releases Woodside from and in respect of any sum of money lawfully withheld pursuant to this clause 26.

27	Data and data access

(a)	BHP acknowledges and agrees that:

(i)	all Woodside Data is the sole property of Woodside;

Integration and Transition Services Agreement	43

(ii)	it must not challenge the ownership of or right and title to such Woodside Data of Woodside; and

(iii)

to the extent that BHP or any BHP Group Member itself creates any Woodside Data under this agreement, then BHP hereby assigns to Woodside all its rights, title and interest (including all its Intellectual Property Rights) in and to such new Woodside Data.

(b)	Woodside acknowledges and agrees that:

(i)	all BHP Data is the sole property of BHP;

(ii)	it must not challenge BHP’s ownership of, right and title to or interest in such BHP Data; and

(iii)

to the extent that Woodside or any Woodside Group Member itself creates any BHP Data under this agreement, then Woodside hereby assigns to BHP all its rights, title and interest (including all its Intellectual Property Rights) in and to such new BHP Data.

(c)	The Parties acknowledge and agree that nothing in this agreement limits or excludes (or is intended to limit or exclude) the application of the provisions of clause 15 (Records) of the Sale Agreement.

(d)	The Parties acknowledge and agree:

(i)

the paramount importance of ensuring that BHP Data and Woodside Data respectively, is only used for the purpose for which it was collected, in the manner disclosed to customers or as otherwise permitted by Data Privacy Laws;

(ii)

the paramount importance of observing the obligations of confidentiality and privacy set out in this agreement particularly if, for any reason, access to BHP Data is given to Woodside or access to Woodside Data is given to BHP;

(iii)

the paramount importance of ensuring strict compliance with applicable competition laws and regulations, including but not limited to the Competition and Consumer Act particularly if, for any reason, access to BHP Data is given to Woodside or access to Woodside Data is given to BHP;

(iv)

that BHP’s Personnel may have broad access to data in respect of the Target Petroleum Business in the course of providing the Separation Activities, Systems Services, Integration Activities and Transition Services; and

(v)

that Woodside’s Personnel may have broad access to BHP Data in respect of the manner in which BHP provides or performs the Integration Activities and the Transition Services in the course of receiving those Transition Services.

(e)

If certain BHP Data and Woodside Data is not able to be partitioned and segregated by Completion, the Parties acknowledge and agree that certain Personnel of Woodside and certain Personnel of BHP will have access to both BHP Data and Woodside Data in certain Systems, subject always to the implementation of measures necessary to ensure strict compliance with applicable competition laws and regulations, including but not limited to the Competition and Consumer Act.

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(f)	In circumstances where clause 27(e) applies each Party must, and must ensure that its Related Bodies Corporate and its and their Personnel:

(i)	comply with the System and Data Access Protocols;

(ii)

in respect of BHP, not knowingly access or use any Woodside Data, except to the extent required to perform its obligations under or receive the benefit of this agreement or as expressly permitted under the Sale Agreement; and

(iii)

in respect of Woodside, not knowingly access or use any BHP Data, except to the extent required to perform its obligations under or receive the benefit of this agreement or as expressly permitted under the Sale Agreement.

(g)

To the extent technically and commercially feasible, and using existing security and access controls within the current BHP Systems (if applicable), BHP must use its reasonable endeavours to ensure that all Transition Services provided by BHP are provided in a way which seeks to:

(i)	prevent Woodside from accessing any information it is not entitled to obtain (including the BHP Data); and

(ii)

prevent BHP from accessing any information it is not entitled to obtain (including the Woodside Data, except to the extent required to allow BHP to perform its obligations under this agreement and the Sale Agreement).

(h)	If BHP has reasonable concerns in relation to:

(i)	the security of one or more of its Systems;

(ii)	breach of the Data Privacy Laws or any other Laws in respect of data on one or more of its Systems;

(iii)	compliance by Woodside with applicable competition law and regulations, including but not limited to the Competition and Consumer Act; or

(iv)	compliance by Woodside or Woodside Group Members with clauses 24, 25, 27, 28 or the System and Data Access Protocols,

then BHP may limit or suspend access by Woodside to the applicable System until such concerns are resolved. BHP must:

(v)	provide written notice of such suspension to Woodside in advance where possible and practicable in the circumstances, and consult with Woodside regarding the suspension as soon as possible;

(vi)

use its reasonable endeavours to limit the impact of the suspension on Woodside to the extent possible and practicable in the circumstances, taking into account Woodside’s reasonable concerns, including by reinstating access to the relevant System upon the relevant concern being resolved; and

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(vii)

without limiting clause 27(h)(v) and clause 27(h)(vi), where the concerns are due to a material Woodside non-compliance of the type referred to in paragraphs (ii) to (iv), provide Woodside with a reasonable opportunity to remedy any non-compliance on its part and, so far as is reasonably practicable, only limit or suspend access if Woodside does not remedy the non-compliance within a reasonable period.

(i)	If Woodside has reasonable concerns in relation to:

(i)	the security of one or more of the Systems;

(ii)	breach of the Data Privacy Laws or any other Laws in respect of data on one or more of the Systems;

(iii)	compliance by BHP with applicable competition law and regulations, including but not limited to the Competition and Consumer Act; or

(iv)	compliance by BHP or BHP Group Members with clauses 24, 25, 27, 28 or the System and Data Access Protocols,

then Woodside must notify BHP of such concerns and BHP must use all reasonable endeavours to remedy any confirmed breach or non-compliance on its part.

(j)

Woodside must use its reasonable endeavours to ensure that all inputs provided by Woodside are provided in a way which (and any existing security and access controls within Woodside’s current Systems are employed in a manner which):

(i)

prevents Woodside from accessing any information it is not entitled to obtain (including BHP Data, except to the extent required to allow Woodside to perform its obligations under and receive the benefit of this agreement and as expressly permitted under the Sale Agreement); and

(ii)

prevents BHP from accessing any information it is not entitled to obtain (including Woodside Data, except to the extent required to allow BHP to perform its obligations under this agreement and the Sale Agreement).

(k)	BHP must keep all Woodside Data that it receives or processes in respect of the Transition Services:

(i)

under its control or, where the Transition Services rely on services provided under a Third Party Agreement, the control of the relevant Third Party Supplier with, to the extent possible, a right of BHP to require the return or destruction of the Woodside Data; and

(ii)	in a form as reasonably determined by BHP.

28	Information Security

28.1	Acknowledgement

Both Parties acknowledge and agree that:

(a)	the security of the BHP Data, the Woodside Data, the BHP Systems and Woodside’s Systems are fundamental to BHP and Woodside respectively; and

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(b)	a security breach may expose BHP or Woodside or both to substantial financial, reputational and other loss and damage, and may directly affect their:

(i)	obligations to and relationship with shareholders, customers and employees; and

(ii)	obligations under the Data Privacy Laws and other applicable Laws.

28.2	Woodside access to BHP Systems

When accessing BHP Systems, Woodside must at all times comply with the System and Data Access Protocols.

28.3	BHP access to Woodside Systems

When accessing Woodside Systems, BHP must at all times comply with the System and Data Access Protocols.

28.4	Protection of Systems accessed by the Parties

(a)

In carrying out the Separation Activities and Carry-over Separation Activities and providing the Systems Services and Transition Services, BHP must, and must procure that the BHP Group Members must, maintain reasonable safeguards against the unauthorised destruction or disclosure, or loss or misuse of Woodside Data in the possession, custody or control of BHP or any BHP Group Member, that are no less rigorous than those safeguards employed by BHP in respect of its own data.

(b)

In carrying out the Integration Activities and receiving the Transition Services, Woodside must, and must procure that the Woodside Group Members must, maintain reasonable safeguards against the unauthorised destruction or disclosure, or loss or misuse of BHP Data in the possession, custody or control of Woodside or any Woodside Group Member, that are no less rigorous than those safeguards employed by Woodside in respect of its own data.

(c)

Each Party (as applicable, an Accessing Party) must maintain security procedures and protocols designed to protect the Systems and data of the other Party (the Affected Party) that are accessed by the Accessing Party from unauthorised access by third parties, and in particular from disruption by any ‘virus’, ‘back door’, ‘time bomb’, ‘Trojan Horse’, ‘worm’ or other software routine or code which is intended or designed to:

(i)	permit unauthorised access to or use of any of; or

(ii)	disable, damage or erase, or disrupt or impair the normal operation of,

any of the Systems or data of the Affected Party.

(d)

If the Accessing Party becomes aware of a breach or potential breach of security of the Affected Party’s Systems or data, then the Accessing Party must immediately notify the Affected Party, and both Parties must work together to identify the cause of such breach or potential breach. Further, to the extent that the breach or potential breach is caused or contributed to by an act or omission of the Accessing Party, the Accessing Party must:

Integration and Transition Services Agreement	47

(i)	do all that is reasonable and within its power to remedy any breach and its consequences;

(ii)	use its reasonable endeavours to ensure that any potential breach does not become an actual breach;

(iii)	notify the Affected Party of the breach or potential breach of security in writing as soon as practicable;

(iv)	upon request, provide the Affected Party with a written report detailing the cause of, and procedure for correcting, the breach and its consequences or potential breach; and

(v)	take all necessary action to prevent any recurrence of such breach or potential breach.

The Parties agree that this clause 28.4(d) applies where the process in section 3 (Security Breaches) of Schedule 8 (System and Data Access Protocols) is not applicable.

29	Notices

29.1	Form of Notice

A notice or other communication to a Party under this agreement (Notice) must be:

(a)	in writing and in English and signed by or on behalf of the sending Party; and

(b)	addressed to that Party in accordance with the details nominated in Schedule 9 (or any alternative details nominated to the sending Party by Notice).

29.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

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Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address
By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the second Business Day after the date of posting
By email to the nominated email address

When the email (including any attachment) has been sent to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been addressed to the addressee).

29.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 29.2).

30	General

30.1	Costs and expenses

Except as otherwise provided in this agreement, each Party must pay its own costs and expenses in connection with the negotiation, preparation and execution of this agreement.

30.2	GST

(a)	In this clause:

(i)	GST means the same as in the GST Law;

(ii)	GST Law means the same as in the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

(iii)	words defined in the GST Law have the same meaning in this clause unless specifically defined in this clause; and

(iv)	all charges and amounts payable by one Party to another under this agreement are stated exclusive of GST.

(b)	For each taxable supply under or in connection with this agreement:

(i)	the supplier will be entitled to charge the recipient for any GST payable by the supplier in respect of the taxable supply;

(ii)	the recipient must pay to the supplier the amount of the GST at the same time as the relevant charge applicable to the supply becomes payable under the agreement;

(iii)

the supplier must provide a valid tax invoice (or a valid adjustment note) to the recipient in respect of the taxable supply, and will include in the tax invoice (or adjustment note) the particulars required by the GST Law. The recipient is not obliged to pay the GST unless and until the recipient has received a tax invoice (or an adjustment note) for that supply;

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(iv)

if the actual GST liability of the supplier differs from the GST paid by the recipient, the supplier will promptly create an appropriate valid adjustment note, and the recipient will pay to the supplier any amount underpaid, and the supplier will refund to the recipient any amount overpaid; and

(v)

if any Party is entitled to payment of any costs of expenses by way of reimbursement or indemnity, the payment must exclude any part of that cost or expense which is attributable to GST for which that Party or the Representative Member of any GST Group of which that Party is a Member is entitled to an Input Tax Credit.

(c)	Each invoice issued under this agreement will be in the form of a tax invoice. Each invoice issues under this agreement will show the GST payable on supplies covered by that invoice.

30.3	Governing Law

This agreement is governed by the laws in force in Victoria, Australia.

30.4	Service of process

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any Party by being delivered to or left for that Party at its address for service of Notices under clause 29.

30.5	No merger

The rights and obligations of the Parties do not merge on Completion. They survive the execution and delivery of any transfer, assignment or other document entered into for the purpose of implementing the Transaction.

30.6	Invalidity and enforceability

(a)

If any provision of this agreement is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)

Clause 30.6(a) does not apply where enforcement of the provision of this agreement in accordance with clause 30.6(a) would materially affect the nature or effect of the Parties’ obligations under this agreement.

30.7	Waiver

No Party to this agreement may rely on the words or conduct (or inaction) of any other Party as a waiver of any right unless the waiver is in writing and signed by the Party granting the waiver. Neither Party is required to do anything in connection with this agreement which would be contrary to any order, decree or declaration issued by any Court or Government Agency, or any other material legal restraint or prohibition, or pre-existing obligation or which is otherwise contrary to law.

The meanings of the terms used in this clause 30.7 are set out below.

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Term	Meaning

Right	any right arising under or in connection with this agreement and includes the right to rely on this clause.

Waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

30.8	Variation

A variation of any term of this agreement must be in writing and signed by the Parties.

30.9	Assignment of rights

A Party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this agreement without the prior written consent of the other Party.

30.10	No Third Party beneficiary

This agreement shall be binding on and inure solely to the benefit of each Party and each of their respective permitted successors and assigns, and nothing in this agreement is intended to or shall confer on any other person any Third Party beneficiary rights.

30.11	Further action to be taken at each Party’s own expense

Each Party must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transactions contemplated by it.

30.12	Entire agreement

This agreement states all the express terms agreed by the Parties in respect of its subject matter and supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter, except for the terms agreed in the Sale Agreement and Confidentiality Deed, which continue to remain in force.

30.13	Counterparts

This agreement may be executed in any number of counterparts.

30.14	Relationship of the Parties

(a)	Nothing in this agreement gives a Party authority to bind the other Party in any way.

(b)	Nothing in this agreement imposes any fiduciary duties on a Party in relation to the other Party.

30.15	Exercise of rights

(a)

Unless expressly required by the terms of this agreement, a Party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this agreement.

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(b)

A Party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this agreement. Any conditions must be complied with by the Party relying on the consent, approval or waiver.

30.16	Anti-corruption and trade controls compliance

(a)

In connection with this agreement and its contemplated activities, each Party represents and warrants that is has complied, and covenants that it will comply, with all Applicable Anti-Bribery and Corruption Laws and all Applicable Trade Controls Laws.

(b)	Each Party will promptly respond in reasonable detail to any request by another Party for information relating to the first-mentioned Party’s compliance with clause 30.16(a) above.

(c)

Nothing in this agreement is intended to require any Party to take any action, or refrain from taking any action, where doing so would be prohibited or penalised under any Applicable Anti-Bribery and Corruption Laws or any Applicable Trade Controls Laws.

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Integration and Transition Services Agreement

EXECUTED as an agreement

DATED: 22 November 2021

EXECUTED by BHP GROUP LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:

/s/ Mike Henry

Signature of director

MIKE HENRY

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) )	/s/ Stefanie Wilkinson Signature of company secretary* *delete whichever is not applicable STEFANIE WILKINSON Name of company secretary* (block letters) *delete whichever is not applicable

EXECUTED by WOODSIDE PETROLEUM LTD in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:

/s/ Marguerite Eileen O’Neill

Signature of director

MARGUERITE EILEEN O’NEILL

Name of director (block letters)

) ) ) ) ) ) ) ) ) ) ) )	/s/ Warren Martin Baillie Signature of company secretary* *delete whichever is not applicable WARREN MARTIN BAILLIE Name of company secretary* (block letters) *delete whichever is not applicable

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